Exhibit 2.1

EXECUTION VERSION

Date: ________________________________, 2019

SHARE PURCHASE AGREEMENT

made between

NOVOMATIC UK LTD.,

and

INSPIRED GAMING (UK) LIMITED

i

PARTIES

(1)	Novomatic UK Ltd., a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 02816362 (the “Seller”); and

(2)	Inspired Gaming (UK) Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at 3 The Maltings, Wetmore Road, Burton-On-Trent, Staffordshire, DE14 1SE registered with the Company number 03565640 (the “Buyer”).

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this agreement (this “Agreement”), unless the context requires otherwise, the capitalised terms set out below have the following meanings:

“Accounts”	means the audited financial statements of each Company, comprising the balance sheet, the profit and loss account and the statement of changes in equity of such Company, together with the notes thereon, and the related directors’ report, as at and for the financial period ended on the Accounts Date;

“Accounts Date”	means 31 December 2018;

“Activities”	means any activity, process or other operation carried out by a Group Company at any property whether or not currently owned, occupied or used by such Group Company;

“Additional Payment”	has the meaning given to it in Clause 15.2;

“Affiliate”	when used with reference to any Person, means any other Person (i) Controlled by such first Person, (ii) capable of Controlling such first Person or (iii) with which such first Person is under the common Control of another;

“Agreement”	has the meaning given to it in Clause 1.1;

“Ainsworth”	means Ainsworth (UK) Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 05476757;

“Announcement”	means the announcement in the agreed form, relating to the Transaction;

“Anti-Bribery Laws”

means all laws pertaining to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, and any similar laws in any other jurisdiction;

“Anti-Corruption Compliance Programme”	has the meaning given to it in Paragraph 19.8 of Schedule 6 (Seller’s Operational Warranties);
“Anti-Terrorism and Anti-Money Laundering Laws”	means any laws in any part of the world related to terrorism or money laundering, including the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, and the UK Money Laundering Regulations 2007;
“Applications”	has the meaning given to it in Clause 9.17;

“Arbitration”	has the meaning given to it in Clause 25.3;

“Astra”	means Astra Games Ltd., a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 09280224;

“Astra Casino Division”	means the business, assets, property and rights of Astra exclusively used or employed in the distribution, promotion and sale of gaming machines designed by members of the Seller’s Group outside the UK, supporting signage/displays, electronic table games and monitoring and reporting systems, specifically for use in the casino sector at the date hereof together with such other assets and property which are shared between both or which are of a type which are utilised in both such business and any other business of Astra as are agreed between the Seller and the Buyer between the date of this Agreement and Completion pursuant to Clause 9.3, and to be transferred by Astra under the terms of the Astra APA;

“Astra Shares”	means 6,000,000 ordinary shares of GBP 1.00 each, being all of the issued shares in the capital of Astra;

“Astra APA”	means the sale and purchase agreement in respect of the sale of the Astra Casino Division between Astra and Novomatic Gaming dated following the date hereof but prior to Completion;

“BFG”	means Bell-Fruit Group Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 05015596;

“BFG Shares”	means 6,000,000 ordinary shares of GBP 1.00 each, being all of the issued shares in the capital of BFG;

“Budget”	means the budget for the Group Companies for the period May 2019 to December 2021 Disclosed to the Buyer at reference 3.3a in the Data Room together with the capital expenditure forecast for the Group for the financial years 2019 and 2020 annexed to the Disclosure Letter;

“Business”	means together the business operations and activities of the Companies as carried out as at Completion other than the Astra Casino Division and the supply and distribution of gaming machines and ancillary equipment produced by Ainsworth and the Seller and the provision of Novomatic Intellectual Property for use by Greentube IES and its customers’ on-line platforms;

“Business Day”	means a day (excluding Saturdays and Sundays) on which commercial banks are generally open in London for the transaction of normal banking business;

“Buyer”	has the meaning given to it in the preamble;

“Buyer Warranties”	means the warranties set out in at clause 7.4 and a “Buyer Warranty” means any one of them;

“Buyer’s Group”	means the Buyer, its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits, which for the avoidance of doubt, shall include the Group Companies following Completion;

“Buyer’s Solicitors”	means Sidley Austin LLP of Woolgate Exchange, 25 Basinghall Street, London, EC2V 5HA;

“CAA 2001”	means the Capital Allowances Act 2001;

“Cash”	means the aggregate sum of all of the cash of each Company at bank and in hand as at close of business on the Completion Date (excluding all cash floats held in gaming machines and/or at any of the Properties and/or at any customer owned sites operated by the Business, such floats to be treated as working capital and included within the Working Capital Sum);

“Claim Cap”	has the meaning given to it in paragraph 1.3 of Schedule 7 (Limitation of Liability);

“CMA”	means the Competition and Markets Authority;

“Companies”	means Playnation, BFG, Gamestec, Harlequin, Innov8 and Astra, and “Company” means any of them;

“Competition Condition”	has the meaning given to it in Clause 4.1(b);

“Completion”	means the completion of the sale and purchase of the Shares in accordance with Clause 6;

“Competition Law”	means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;

“Completion Amount”	has the meaning given to it in Clause 3.3;

“Completion Date”	means the date on which Completion occurs;

“Completion Date Cash”	means the Cash as shown by the Final Completion Statement;

“Completion Date Financial Debt”	means the Financial Debt as shown by the Final Completion Statement with the amounts of such debts being a positive number;

“Completion Date Working Capital Sum”	means the Working Capital Sum as shown by the Final Completion Statement;

“Completion Statement”	means the statement of Financial Debt, Cash and Working Capital Sum with respect to each Company as at close of business on the Completion Date, prepared in accordance with Schedule 3 (Completion Statement) and in the form as set out in Schedule 3Part 2 (Completion Statement);

“Completion Statement Agreement Date”	means the date on which the Completion Statement becomes final and binding in accordance with (as appropriate) Paragraph 3.5, 3.8 or 4.6 of Schedule 3Part 1 (Completion Statement);

“Conditions”	has the meaning given to it in Clause 4.1;

“Confidentiality Agreement”	means the confidentiality agreement dated 19 March 2018 and made between an Affiliate of the Seller and INSE;

“Confidential Information”	means all information relating to the Companies’ business, financial or other affairs (including future plans and targets of the Companies) which is not in the public domain;

“connected person”	means a person who is connected with another for the purpose of section 1122 of the Corporation Tax Act 2010;

“Consideration”	has the meaning given to it in Clause 3.1;

“Control”	shall have the meaning in section 1124 of the CTA 2010 and “Controlled” and “Controlling” shall be construed accordingly;

“CTA 2009”	means the Corporation Tax Act 2009;

“CTA 2010”	means the Corporation Tax Act 2010;

“Data Protection Authority”	means any national, governmental, state, federal authority, supervisory authority, regulatory body, agency or official anywhere in the world having or purporting to have power or authority under Data Protection Laws, including the UK’s Information Commissioner’s Office;

“Data Room”	means the contents of the electronic data room in respect of the Group hosted by High Q Solutions Limited and made available to the Buyer and its advisers at https://services.intralinks.com/login/ as at 1 p.m. on 7 June 2019 (Project Chaucer), the index of which is in the agreed form;

“Data Room DVD”	means the DVD which contains the contents of the Data Room;

“Data Protection Laws”	means, collectively, (i) the General Data Protection Regulation, (EU) 2016/679; (ii) laws implementing Directive (1995/46/EC) and Directive (2002/58/EC), (iii) other laws relating to data privacy and security (including the UK Data Protection Act 2018 and UK Network and Information Systems Regulations 2018), in each of cases (i) through (iii), in the European Economic Area, UK and Switzerland; and (iv) all U.S. federal and state laws relating to data protection, security and privacy;

“Data Subject”	has the meaning afforded to “data subject” under applicable Data Protection Laws;

“Debt Financing”	means the third party debt financing arrangements to be put in place by the Buyer (or any of its Affiliates) prior to Completion in respect of the Transaction;

“Debt Financing Agreements”	means the facility agreement(s) and all documents, deeds, letters and instruments contemplated thereby to be entered into in connection with the Debt Financing;

“Disclosed”	means fairly disclosed (in the absence of any fraud, dishonesty or deliberate misstatement on the part of the Seller or any of its agents, officers or employees) in sufficient detail to enable the Buyer to properly identify and understand on its face the nature and scope of the fact, matter, event or circumstance giving rise to such Operational Warranties Claim or Tax Warranty Claim, including, to the extent reasonably possible, the approximate quantum and likelihood of such Operational Warranties Claim or Tax Warranty Claim;

“Dispute”	has the meaning given to it in Clause 25.2;

“Encumbrance”	means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, option, right of set off or other third-party right or interest (legal or equitable) including any right of pre-emption, first refusal or first offer, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect;

“Environment”	means any and all living organisms (including man), ecosystems, property and the media of air (including air in buildings, natural or man-made structures, below or above ground), water (including territorial waters, coastal and inland waters, surface and ground water in wells, bore holes, drains and sewers) and land (including surface land and subsurface strata and sea beds and river beds, wetlands and flood plains);

“Environmental Consent”	means any consent, approval, permit, licence, order, filing, authorisation, ruling, certificate, modification, transfer allowance, exemption, registration, permission, reporting or notice requirement and any related agreement required under any Environmental Law in relation to the Activities and/or in respect of any Property;

“Environmental Laws”	means all laws (including any international, EU, national, federal, state or local statutes, by-laws, orders, regulations, subordinate legislation, civil or common law, ordinances, decrees, regulatory codes of practice, circulars, guidance notes, agreements with regulators or industry bodies and equivalent controls) in relation to Environmental Matters concerning the Group Companies, the Activities and/or the Properties;

“Environmental Matters”	means all matters relating to the pollution or protection of the Environment or health and safety, including any (i) pollution or contamination, (ii) handling, use, transfer, deposit, disposal, spillage, leakage, emission, migration, escape, entry, discharge or other release of, or exposure to, any Hazardous Materials or waste, (iii) noise, vibration, radiation, nuisance or other adverse impact on the Environment, (iv) matters related to workplace or public safety, (v) environmental controls relating to producer responsibility and (vi) other such matters arising out of the manufacturing, processing, assembly, incorporation, collection, treatment, recovery, recycling, keeping, handling, storage, transport, possession, supply, marketing, sale, purchase, import, export or any other use in respect of Hazardous Materials;

“Estimated Cash”	means the Seller’s good faith best estimate of the Completion Date Cash, as notified in writing by the Seller to the Buyer five (5) Business Days prior to the Completion Date;

“Estimated Financial Debt”	means the Seller’s good faith best estimate of the amount equal to the Completion Date Financial Debt, as notified in writing by the Seller to the Buyer five (5) Business Days prior to the Completion Date;

“Estimated Working Capital Sum”	means the Seller’s good faith best estimate of the amount equal to the Completion Date Working Capital Sum, as notified in writing by the Seller to the Buyer five (5) Business Days prior to the Completion Date;

“EUR”	means euros, the lawful currency of 19 of the 28 countries in the European Union;

“FA”	means the Finance Act 2003;

“Final Completion Statement”	means the Completion Statement which becomes final and binding in accordance with (as appropriate) Paragraph 3.5, 3.8 or 4.7 of Schedule 3Part 1 (Completion Statement);

“Financial Debt”	means:

(a)	all borrowings and other indebtedness of the Companies in the nature of borrowings, including by way of bank loans, overdrafts, acceptance credit or similar facilities (and whether under or not under normal commercial lending terms or upon the issue of bills, bonds, notes or loan stock) and any amounts of interest or penalties accrued thereon;

(b)	obligations in respect of foreign exchange contracts and derivative instruments (including, without limitation, any interest or currency protection, hedging or financial future transactions) of the Companies and any amounts of interest or penalties accrued thereon;

(c)	net obligations in respect of any guarantee, counter-indemnity, letter of credit, indemnity or similar assurance against the financial loss of any person other than the Companies and any amounts of interest or penalties accrued thereon;

(d)	pension liabilities, retirement indemnities and other post-retirement benefits (including full provision in respect of the balance of any funding deficit in relation to any such pension scheme calculated in accordance with the accounting principles of Paragraph 2.1 of Schedule 3 and provision for any unfunded retirement benefits as at Completion) and any amounts of interest or penalties accrued thereon;

(e)	Tax liabilities accrued but unpaid by the Companies as calculated in accordance with the accounting principles of Paragraph 2.1 of Schedule 3 (i) in respect of or arising from any event which occurs, or is deemed for Tax purposes to occur, before Completion or (ii) by reference to any profits earned, accrued or received before Completion (in each case save to the extent taken into account in the calculation of the Working Capital Sum);

(f)	any payments made (including management fees and professional advisers’ fees and expenses in connection with the transactions contemplated by this Agreement), or agreed to be made by a Group Company, to (or assets transferred to or liabilities assumed, indemnified, or incurred for the benefit of) the Seller or any connected person of the Seller by a Group Company, in connection with the proposed transaction contemplated by this Agreement, together with, for the avoidance of doubt, all and any amounts of interest or penalties accrued thereon, other than:

(ii)	the transfer of the business, assets, rights and property of Astra transferred to Novomatic Gaming UK Limited pursuant to the Astra APA; and

(iii)	all payments made, funds transferred, or liabilities assumed in accordance with the Financial Transactions Schedule; and

(g)	any other agreement by a Group Company to pay amounts (or transfer assets or assume liabilities or indemnify any person) to or for the benefit of the Seller or any member of the Seller’s Group which obligation remains outstanding as at Completion, together with, for the avoidance of doubt, all and any amounts of interest or penalties accrued thereon, other than:

(i)	agreements between the Group Companies and members of the Seller’s Group entered into or relating to the ordinary course of business and on terms which have been Disclosed by the Seller to the Buyer or are on the same basis of pricing basis and other terms as transactions conducted between those parties in the period of twelve (12) months prior to the date of this Agreement;

(i)	the transfer of the business, assets, rights and property of Astra transferred to Novomatic Gaming UK Limited pursuant to the Astra APA; and

(ii)	all payments made, funds transferred, or liabilities assumed in accordance with the Financial Transactions Schedule;

“Gamestec”	means Gamestec Leisure Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 05348584;

“Financial Transactions Schedule”	means the financial transactions schedule in the agreed form setting out details of those financial transactions between the Seller’s Group and the Companies which will take place after the date of this Agreement but before Completion;

“Gamestec Shares”	means 6,000,000 ordinary shares of GBP 1.00 each, being all of the issued shares in the capital of Gamestec;

“Governmental Entity”	means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including the European Union, in each case other than a Taxation Authority;

“Greentube IES”	means Greentube Internet Entertainment Solutions GmbH, a private limited liability company incorporated under the laws of Austria having its registered office at Wiedner Hauptstrasse 94 1050 Vienna with company number FN197003K;

“Group”	means the Companies and all of the Group Companies, taken as a whole;

“Group Companies”	means each Company and each of the Companies’ subsidiaries as set out in Schedule 1 (Group Companies), each being a “Group Company”;

“Harlequin”	means Harlequin Gaming Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 09292082;

“Harlequin Shares”	means one (1) ordinary share of GBP 1.00, being all of the issued shares in the capital of Harlequin;

“Hazardous Material”	means any natural or artificial substance (whether solid, liquid, gas, noise, ion, vapour, electromagnetic or radiation, and whether alone or in combination with any other substance) which is capable of causing harm to or having a deleterious effect on the Environment, including any Waste;

“Health and Safety Consent”	means any registration, exemption, notification, authorisation, certificate, consent, licence, permission, permit or filing, or other approval required under Health and Safety Law by any Group Company;

“Health and Safety Law”	means all international, European Union, national, federal, state or local laws (including common and statute law and civil and criminal law) and all subordinate legislation and regulatory codes of practice (including statutory instruments, guidance notes, permits, circulars, industry agreements, directives, decisions, regulations, treaties and conventions) relating to human health and safety or the condition of the workplace which are or were binding on the Group Companies in the relevant jurisdiction in which the Group Companies are or have been operating;

“HMRC”	means Her Majesty’s Revenue and Customs and, where relevant, any predecessor body which carried out part of its functions;

“Hosting and Support Services	means the hosting and support services

Agreement”	agreement in the form set out at Schedule 11 (Agreed Form Documents);

“IHTA”	means the Inheritance Tax Act 1984;

“Initial Consideration”	means EUR 106,185,293;

“Innov8”	means Innov8 Gaming Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 10717040;

“Innov8 Shares”	means 60 A ordinary shares of GBP 1.00 each, being sixty per cent. (60%) of the issued shares in the capital of Innov8;

“INSE”	Inspired Entertainment, Inc., a company incorporated under the laws of Delaware, United States of America having its business address at 250 West 57th Street, Suite 2223 New York, NY 10107, United States of America, registered with company number 05804323;

“Intellectual Property”	means all rights in or in relation to any and all patents, utility models, trade and service marks, rights in designs, get-up, trade, business or domain names, copyrights, topography rights (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, Knowhow, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world and including the right to sue for past infringement, violations or misappropriations of the foregoing;

“IP Licensing Agreement for Jointly-owned Games”	means the IP licensing agreement for jointly-owned games in the form set out at Schedule 11 (Agreed Form Documents);

“IP Licensing Agreement for Novo Games”	means the IP licensing agreement for Novo games in the form set out at Schedule 11 (Agreed Form Documents);

“Key Employees”	means (i) with respect to BFG and Astra, the Managing Director, Sales & Marketing Director, Finance Director, Director of Creativity, Product Development Director, Games Design Director, Chief Technology Officer and the RMLS Managing Director; and (ii) with respect to Gamestec and Playnation, the Managing Director, Operations Director – Playnation, Operations Director – Gamestec, Finance Director, People and Responsibility Director, Commercial Director and the Business Development Director;

“Knowhow”	means confidential or proprietary industrial, technical or commercial information and techniques in any form (including paper, electronically stored data, magnetic media, files and microfilm) including, without limitation, drawings, data relating to inventions, formulae, test results, reports, research reports, project reports and testing procedures, shop practices, instruction and training manuals, market forecasts, specifications, quotations, lists and particulars of customers and suppliers, marketing methods and procedures, show-how and advertising copy;

“Land Transaction”	has the meaning given to it in section 43 of the FA;

“Lease Variations”	means the (i) deed of variation relating to Leengate, Lenton, Nottingham NG7 2LX between the Seller and BFG, (ii) the deed of variation relating to Unit 2, Astra House, Kingsway Buildings, Bridgend Industrial Estate, Bridgend between the Seller and Astra, and (iii) the deed of variation relating to Unit 1 Kingsway Buildings, Bridgend Industrial Estate, Bridgend between the Seller and Astra, each in the agreed form;

“Longstop Date”	means the date falling nine (9) months from the date of this Agreement or such later date as may be agreed in writing between the Seller and the Buyer;

“MAC Condition”	has the meaning given to it in Clause 4.1(a);

“Management Accounts”	means the unaudited management accounts of each Company in respect of the calendar monthly periods from 1 January 2019 to 30 April 2019 (inclusive), copies of which are annexed to the Disclosure Letter;

Material Adverse Change	means (i) any event or circumstance or any combination of them occurring on or after the date of this Agreement; or (ii) the Buyer becoming aware after the date of this Agreement of any event or circumstance or any combination of them which occurred before the date of this Agreement and which would have constituted a breach of any Seller’s Fundamental Warranty or Seller’s Operational Warranty but of which the Buyer was not aware prior to the date of this Agreement; which (in each case) in any such event, is or is reasonably likely to be materially adverse (that is being of a value equal to twenty percent (20%) of the Group’s 2018 revenue after taking into account adjustments for the Pre-Sale Reorganisation, Greentube pass-through and intragroup margin elimination or more and which, in the case of a loss of revenue, shall be the value of the revenue lost in any financial year, (in each case calculated on the basis of the revenue post-Pre-Sale Reorganisation)) to the business, operations, assets, liabilities or financial condition, results or prospects of the Group taken as a whole, provided that such events or circumstances be taken into account if and to the extent that they have a disproportionate effect on the Group compared to other participants in the industries in which the Group Companies operate;

“Non-Tax Warranty”	means any Seller’s Operational Warranty save for those set out in Paragraph 26 of Schedule 6 (Seller’s Operational Warranties);

“Normal Business Hours”	has the meaning given to it in Clause 20.3;

“Notice“	has the meaning given to it in Clause 20.1;

“Novomatic Gaming ”	means Novomatic Gaming UK Ltd., a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, Bridgend, CF31 3RY, United Kingdom, registered with company number 11714762;

“Novomatic Intellectual Property”	means all intellectual property rights including any patent, copyright, rights in software, database right, moral right, design right, registered design, trade mark, service mark, domain name, know-how, utility model, unregistered design or where relevant any application for the same or any other such right or other industrial or intellectual property right subsisting in any part of the world created by any member of the Seller’s Group;

“Open Source Software”	means any software that is distributed as “free software”, “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative or other license that substantially corresponds to the Open Source Definition (https://opensource.org/osd);

“Operational Warranties Claim”	means any claim that the Buyer may have against the Seller for breach of the Non-Tax Warranties;

“Original Payment”	has the meaning given to it in Clause 15.2;

“Pension Scheme”	means the pension schemes disclosed within section 14.1a of the Data Room;

“Permit”	means a permit, licence, consent, approval, certificate, qualification, specification, registration and other authorisation and a filing of a notification, report or assessment necessary in any jurisdiction for the proper operation of each Group Company’s business or its ownership, possession, occupation or use of an asset;

“Person”	means an individual, any corporation, limited liability company, (limited) partnership (whether or not having separate legal personality), cooperative, association, foundation, business entity or other legal entity, a trust, a joint venture, an unincorporated organisation or a governmental entity or any department or agency thereof;

“Personal Data”	has the meaning given to the terms “personal data”, “personally identifiable information”, “personal information”, and similar information and data under Data Protection Laws;

“Personal Data Breach”	means an actual or suspected (i) event or circumstance leading to the loss, damage or unauthorised access, disclosure, use or breach of security of any Personal Data, Systems, or confidential information; or (ii) “personal data breach” (as understood under Data Protection Laws) with respect to Personal Data;

“Phase 2 Reference”	has the meaning given to it in Clause 4.1;

“Playnation”	means Playnation Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Unit 17 Berkeley Court, Manor Park, Runcorn, Cheshire, WA7 1TQ, registered with company number 08258418;

“Playnation Shares”	means one (1) ordinary share of GBP 1.00, being all of the issued shares in the capital of Playnation;

“Pre-Sale Reorganisation”	has the meaning given to it in Clause 5.2;

“Product”	has the meaning given to it in Paragraph 17.1 of Schedule 6 (Seller’s Operational Warranties);

“Properties”	means the properties described in Schedule 5 or any part or parts thereof and “Property” shall mean any one of them;

“Property Guarantees”	means the guarantees given by the Seller in relation to certain properties, details of which (including Data Room references) are set out in Schedule 12;

“Relief”	includes any loss, relief, allowance, credit, deduction, exemption, set-off or right to repayment of or in respect of Tax including, without limitation, any deduction in computing income, profits or gains for the purposes of any Tax (but not including any tax basis);

“Reverse TSA relating to Support for Astra Casino Division”	means the transitional services agreement to be dated following the date hereof but prior to Completion between, amongst others, Astra and Novomatic Gaming;

”Sanctions”	means those trade, economic and financial sanctions laws, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including the Department of Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) other similar Governmental Entities from time to time;

“Sanctioned Person”	means at any time any person or entity: (i) listed on any Sanctions related list of designated or blocked person; (ii) resident in or organised under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region); or (iii) majority owned or controlled by the foregoing;

“Seller”	has the meaning given to it in the preamble;

“SEC”	has the meaning given to it in Clause 9.12;

“SEC Financials”	has the meaning given to it in Clause 9.12;

“Seller’s Fundamental Warranties”	means the warranties set out in Clause 7.1 and a “Seller’s Fundamental Warranty” means any one of them;

“Seller’s Guarantees”

means the Property Guarantees and the guarantees given by the Seller in relation to the following obligations of Group Companies, details of which are Disclosed in the Data Room at the following references:

	(a)	guarantee given by the Seller to PEAC Finance in relation to a photocopier in the document at reference 32 of the Data Room;

	(b)	guarantee given by the Seller to Hasbro International Inc in the document at reference 7.1d.i.3 of the Data Room;

“Seller’s Group”	means the Seller, its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits, but excluding any member of the Group;

“Seller’s Disclosure Letter”	means the letter dated the same date as this Agreement from the Seller to the Buyer and named the Seller’s Disclosure Letter together with the attachments thereto;

“Seller’s Operational Warranties”	means the warranties set out in Schedule 6 (Seller’s Operational Warranties) and a “Seller’s Operational Warranty” means any one of them;

“Seller’s Solicitors”	means Geldards LLP of Dumfries House, Dumfries Place, Cardiff CF10 3ZF, United Kingdom (Ref: AWM);

“Seller’s Solicitors’ Account”	means the account of Geldards LLP Client Account, at Royal Bank of Scotland Plc, Sort Code 15-10-00, Account No. 21301550.

“Seller’s Supplemental Disclosure Letter”	means the letter (if any) from the Seller to the Buyer delivered after the date of this Agreement but prior to Completion together with the bundle of documents attached to it (if any);

“Seller’s Warranties”	means the Seller’s Operational Warranties and the Seller’s Fundamental Warranties and a “Seller’s Warranty” means any one of them;

“Senior Employee”	means an employee of a Group Company whose base salary is in excess of GBP 60,000 per annum;

“Shares”	means the Playnation Shares, the BFG Shares, the Gamestec Shares, the Harlequin Shares, the Innov8 Shares and the Astra Shares;

“Spare Parts Supply Agreement”	means the spare parts and supply agreement to be dated following the date hereof but prior to Completion between Astra and Novomatic Gaming;

“Subsidiaries”	means those Group Companies listed in Part B of Schedule 1 (Group Companies) and reference to “Subsidiary” shall mean any one of them;

“Substantial Customer”	means a customer accounting for more than five per cent. (5%) of the Group’s sales in the financial year ended on the Accounts Date;

“Substantial Supplier”	means a supplier accounting for more than five per cent. (5%) of the Group’s purchases in the financial year ended on the Accounts Date;

“Substantiated Claims”	means as set out in Paragraph 1.4 of Schedule 7 (Limitation of Liability);
“Supply of Services Agreement”	means the supply of services agreement to be dated following the date hereof but prior to Completion between Astra and Novomatic Gaming;

“Surviving Provisions”	means Clauses 1, 9.9 to 9.10 and 10 to 25;

“Systems”	means all plant, equipment, systems, software, hardware, platform, peripherals, devices and components which contain or are controlled or monitored by computer systems, microprocessors or software;

“Target Working Capital Sum”	means the sum of £14,865,173 (being the average Working Capital Sum for the Companies for the period of twelve months ending on 30 April 2019 to be set as the target for the Completion Date calculated in accordance with the proforma working capital calculation set out in Schedule 3 Part 3) which shall be adjusted in accordance with paragraph 7.2 of Schedule 3 Part 1 and which shall not, on an aggregate basis for the whole of the Group, in any event, be less than zero;

“Tax or Taxation”	means any tax, and any duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith and includes corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, stamp duty land tax, insurance premium tax, air passenger duty, land fill tax, petroleum revenue tax, advance petroleum revenue tax, gas levy, climate change levy and any other payment whatsoever which any person is or may be or become bound to make to any person and which is or purports to be in the nature of taxation;

“Taxation Authority”	means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax including HMRC;

“Tax Claim”	means a Tax Schedule Claim or a Tax Warranty Claim;

“Tax Schedule Claim”	means a claim against the Seller under Schedule 8 (Tax Covenant);

“Tax Warranties”	means the Seller’s Operational Warranties set out in Paragraph 26 of Schedule 6 (Seller’s Operational Warranties);

“Tax Warranty Claim”	means a claim against the Seller in respect of a breach of the Tax Warranties;

“TCGA”	means the Taxation of Chargeable Gains Act 1992;

“Trademark Licence Agreement”	means the trademark licence agreement in the form set out at Schedule 11 (Agreed Form Documents);

“Transaction”	means the transactions contemplated by this Agreement;

“Transaction Documents”	means this Agreement, the Seller’s Disclosure Letter, the Seller’s Supplemental Disclosure Letter, the Hosting and Support Service Agreement, the Reverse TSA relating to Support for Astra Casino Division, the Spare Parts Supply Agreement, the Supply of Services Agreement, the Astra APA, the IP Licensing Agreement for Jointly-owned Games, the IP Licensing Agreement for Novo Games, the Trademark License Agreement, the Lease Variations and each document in the agreed form and any other document entered into or to be entered into pursuant to this Agreement;

“Transaction Documents relating to the Astra Casino Division”	has the meaning given to it in Clause 9.8;

“Transfer Regulations”	means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

“VAT”	means value added tax;

“VATA”	means the Value Added Tax Act 1994 and “VAT legislation” means VATA and all regulations and orders made thereunder;

“UK GAAP”	means UK Generally Accepted Accounting Practiced FRS 101 or 102 (as applicable), Statements of Recommended Practice and any other accounting requirement of a United Kingdom accounting or regulatory body having mandatory effect at the relevant date;

“USD” or “$”	means the lawful currency of the United States of America for the time being;

“Waste”	means waste, including anything which is discarded or which the holder intends or is required to discard and anything which is abandoned, unwanted or surplus irrespective of whether it is capable of being recovered or recycled or has any value;

“Workers”	means the employees, directors, officers, workers and self-employed contractors of a Group Company; and

“Working Capital Sum”	shall have the meaning given in Schedule 3 (Completion Statement) with a net asset being a positive number and a net liability a negative number.

1.2	In this Agreement unless otherwise specified, reference to:

(a)	a “subsidiary undertaking” is to be construed in accordance with section 1162 of the Companies Act 2006 and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of that act;

(b)	a reference to a document “in the agreed form” means a form of document agreed by the Buyer and the Seller and signed or otherwise confirmed as agreed form by or on behalf of the Buyer and the Seller for the purposes of identification;

(c)	“includes” and “including” shall mean including without limitation;

(d)	a “Party” means a party to this Agreement and includes its permitted assignees (if any) and/or its successors in title;

(e)	a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(f)	a “statute” or “statutory instrument” or “accounting standard” or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this Agreement, provided that as between the Parties no such amendment, re-enactment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any Party;

(g)	“Clauses”, “Paragraphs” or “Schedules” are to clauses and paragraphs of and schedules to this Agreement;

(h)	“writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(i)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(j)	the time of day is reference to time in London, England;

(k)	any reference to any document including this Agreement is a reference to that document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

(l)	the awareness or knowledge of the Seller shall be deemed to be the actual awareness or knowledge, having made reasonable enquiries in respect of the matter to which the relevant Seller’s Operational Warranty relates, of any of Neil Paramore, Andrew Glennon, and Zane Mersich, and in relation to Gamestec and Playnation only, Peter Davies and Andrew Brown and, in relation to Astra and BFG only, Chris Butler and Stephen Howlett; and

(m)	the schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the schedules.

2.	SALE AND PURCHASE

2.1	Upon the terms and subject to the conditions of this Agreement, the Seller as legal and beneficial owner shall sell with full title guarantee, and the Buyer shall purchase, the Shares, with effect from Completion free from any Encumbrance together with all accrued benefits and rights attached thereto.

2.2	The Seller irrevocably waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the Shares under the articles of association of each Company or otherwise.

2.3	Neither the Buyer nor the Seller shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

3.	CONSIDERATION

3.1	The consideration payable by the Buyer for the purchase of the Shares shall be the aggregate of the sums to be paid in accordance with Clause 3.2 (the “Consideration”).

3.2	The Consideration payable by the Buyer to the Seller under Clause 3.1 shall be:

(a)	the Initial Consideration; plus

(b)	an amount equal to the Completion Date Cash; less

(c)	an amount equal to the Completion Date Financial Debt; plus

(d)	the amount (if applicable) by which the Completion Date Working Capital Sum exceeds (being a greater positive number than) the Target Working Capital Sum; or minus

(e)	the amount (if applicable) by which the Completion Date Working Capital Sum is less than (being a smaller positive number than or a negative number) the Target Working Capital Sum.

3.3	An estimate of the Consideration equal to the aggregate of:

(a)	the Initial Consideration; plus

(b)	the Estimated Cash; less

(c)	the Estimated Financial Debt; plus

(d)	the amount (if applicable) by which the Estimated Working Capital Sum exceeds (being a greater positive number than) the Target Working Capital Sum; or minus

(e)	the amount (if applicable) by which the Estimated Working Capital Sum is less than (being a smaller positive number than or a negative number) the Target Working Capital Sum,

(the “Completion Amount”) is payable by the Buyer to the Seller on the Completion Date.

3.4	The Buyer shall prepare, or shall procure the preparation of, and shall deliver to the Seller, a draft Completion Statement setting out the amount of the Completion Date Cash, Completion Date Financial Debt and Completion Date Working Capital Sum in accordance with Schedule 3 (Completion Statement).

3.5	If, after the Final Completion Statement becomes final and binding on the Parties in accordance with the provisions of Schedule 3 (Completion Statement):

(a)	the Completion Date Cash is:

(i)	greater than the Estimated Cash, then the Buyer shall pay to the Seller an amount equal to such excess in accordance with Clauses 3.6 and 3.7; or

(ii)	less than the Estimated Cash, then the Seller shall pay to the Buyer an amount equal to such shortfall in accordance with Clauses 3.6 and 3.7; and

(b)	the Completion Date Financial Debt is:

(i)	greater than the Estimated Financial Debt, then the Seller shall pay to the Buyer an amount equal to such excess in accordance with Clauses 3.6 and 3.7; or

(ii)	less than the Estimated Financial Debt, then the Buyer shall pay to the Seller an amount equal to such shortfall in accordance with Clauses 3.6 and 3.7; and

(c)	the Completion Date Working Capital Sum is:

(i)	more than GBP 100,000 greater than the Estimated Working Capital Sum, then the Buyer shall pay to the Seller an amount equal to the whole of such excess and not just the amount by which such excess is greater than GBP 100,000 in accordance with Clauses 3.6 and 3.7; or

(ii)	more than GBP 100,000 less than the Estimated Working Capital Sum, then the Seller shall pay to the Buyer an amount equal to the whole of such shortfall and not just the amount by which such shortfall exceeds GBP100,000 in accordance with Clauses 3.6 and 3.7.

3.6	All payments to be made by the Seller and/or by the Buyer under Clause 3.5 shall be aggregated and set-off against each other, to the extent applicable, and the balance paid no later than five (5) Business Days after the Final Completion Statement becomes final and binding on the Parties in accordance with the provisions of Schedule 3 (Completion Statement).

3.7	All payments to be made under this Agreement:

(a)	to the Seller, shall be paid by telegraphic transfer of cleared funds for same day value to the Seller’s Solicitors’ Account; and

(b)	to the Buyer, shall be paid by telegraphic transfer of cleared funds for same day value to the account of the Buyer as notified in writing by the Buyer to the Seller from time to time.

3.8	Any payment due to the Buyer pursuant to Clause 3.6 or any claim under this Agreement shall for all purposes be deemed to be and shall take effect against the Seller as a reduction in the Consideration paid by the Buyer for the Shares but will not reduce the Consideration below zero.

4.	CONDITIONS TO COMPLETION

4.1	Completion is conditional on each of the following (the “Conditions”):

(a)	no Material Adverse Change having occurred between the date of this Agreement and the Completion Date (the “MAC Condition”); and

(b)	the occurrence (or waiver by the Buyer) of any of the following events by the Longstop Date (the “Competition Condition”):

(i)	the Buyer has received written confirmation from the CMA that it does not intend to launch a merger inquiry in respect of the transaction contemplated by this Agreement pursuant to the merger control provisions of the Enterprise Act 2002;

(ii)	where the CMA does launch a Phase 1 merger inquiry pursuant to the merger control provisions of the Enterprise Act 2002, it has determined it is not under a duty to refer the transaction contemplated by this Agreement under section 33 of the Enterprise Act 2002 to an in-depth investigation (“Phase 2 Reference”);

(iii)	the Buyer receiving confirmation that there will not be a Phase 2 Reference, following acceptance by the CMA of undertakings proposed by the Buyer (in its sole discretion) in accordance with Part 3 of the Enterprise Act 2002, and where any such undertakings are to be given by the Seller, the terms of those undertakings being satisfactory to the Seller; or

(iv)	where the CMA does launch a Phase 2 Reference, the Buyer receiving written confirmation from the CMA that the transaction contemplated by this Agreement is not expected to result in a substantial lessening of competition.

4.2	The Buyer undertakes to use all reasonable endeavours to procure that the Competition Condition is satisfied as soon as reasonably practicable and, in any event, by the Longstop Date.

4.3	Any Condition may be waived by written agreement between the Buyer and the Seller.

4.4	Save to the extent that a breach by the Seller of its obligations under Clause 4.5 prevents the Buyer from being able to do so, the Buyer shall use all reasonable endeavours to procure that the Competition Condition is satisfied as soon as reasonably practicable after the date of this Agreement and, in any event, by the Longstop Date. In particular, the Buyer shall:

(a)	having prepared and submitted a draft of any necessary merger notice to the CMA use its best endeavours to submit the signed merger notice to the CMA as soon as practicable after the date of this Agreement; and

(b)	keep the Seller’s Solicitors regularly and reasonably informed of the progress of any notification or filing.

4.5	The Seller agrees that it shall (and that it shall use its reasonable endeavours to procure that each Company shall) at all times (i) cooperate with the Buyer in providing to the CMA such information as may be reasonably necessary and as may be in the Seller’s possession to assist the Buyer to validly and promptly notify the transaction contemplated by this Agreement under section 96 of the Enterprise Act 2002 (as amended); (ii) promptly provide such assistance and cooperation (including the provision of such information in its possession that is necessary or desirable for the preparation of any filings or submissions to, or responses to requests for information from the CMA) as the Buyer may reasonably request, or as the CMA may request, in each case in accordance with any relevant time limits, in connection with seeking the satisfaction of the Competition Condition as soon as reasonably practicable and, in any event, by the Longstop Date.

4.6	Nothing in Clauses 4.4 or 4.5 shall oblige the Seller or the Buyer to provide (or procure the provision) to the other any of its own (or, in respect of the Seller, the Seller’s Group’s, or in respect of the Buyer, the Buyer’s Groups’) confidential business information, although the Seller acknowledges that such information shall be disclosed to the Buyer’s Solicitors on the basis that the Buyer’s Solicitors do not disclose such information to the Buyer.

General

4.7	Neither the Seller nor the Companies shall, and each of the Seller and the Companies shall procure that each member of the Seller’s Group and any Affiliate of the foregoing shall not, prior to Completion or (if earlier) the Longstop Date enter into any transaction or take or agree to take any other action which may be reasonably expected to reduce the chances of the Competition Condition being satisfied or materially delay the timeframe in which the Competition Conditions is likely to be satisfied.

4.8	The Buyer shall keep the Seller informed as to its progress in satisfying the Competition Condition. Each Party shall notify the other:

(a)	in the case of the Buyer, that the Competition Condition has been satisfied (with copies of appropriate evidence) within two (2) Business Days of such satisfaction; and

(b)	in the case of each of the Buyer and the Seller, that such other Party has become aware of any matter which is likely to result in the Competition Condition becoming incapable of being satisfied, or preventing it from being satisfied, by the Longstop Date.

4.9	This Agreement shall terminate automatically: (a) at the Longstop Date, if the Competition Condition has not then been satisfied; or (b) in the event that the MAC Condition is not satisfied at Completion.

4.10	In the event that this Agreement is terminated pursuant to Clause 4.9, no Party (nor any of their respective connected persons) shall have any claim under this Agreement of any nature whatsoever against any other Party (or any of their respective connected persons) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

5.	PERIOD TO COMPLETION

5.1	Except as specifically set out in this Agreement or as otherwise agreed with the Buyer in writing, between the time of this Agreement and Completion, the Seller shall procure that the business of each Group Company is carried on in all material respects in the ordinary course, and in accordance with all applicable laws and regulations, and shall comply with the obligations set out in Part A of Schedule 4 (Pre-Completion Undertakings).

5.2	The restrictions set out in Schedule 4 (Pre-Completion Undertakings) shall not prevent the Seller or any Group Company or any other member of the Seller’s Group from executing and completing the Astra APA and the transfer of the Astra Casino Division (the “Pre-Sale Reorganisation”) and executing and completing the Spare Parts Supply Agreement, the Supply of Services Agreement, the Hosting and Support Services Agreement, the Reverse TSA relating to Support for Astra Casino Division in each such case in accordance with Clauses 9.2 to 9.8 and the terms of such agreements or from carrying into effect the transactions and payments set out in the Financial Transactions Schedule.

5.3	The Seller shall consult with the Buyer (and take into account any reasonable comments and requests of the Buyer) prior to making any representation or other communication to any employee of a Group Company in relation to: (i) the Transaction or its consequences; (ii) the Pre-Sale Reorganisation; or (iii) the execution and completion of the Transaction Documents.

5.4	The Seller shall use its reasonable endeavours to provide, and to cause the Group and such of its senior management, directors, officers and employees as the Seller shall deem necessary (acting reasonably) prior to Completion to provide, to the Buyer, at the sole expense of the Buyer, such cooperation as may be requested by the Buyer in connection with the Debt Financing, including by using reasonable endeavours to:

(a)	cause such senior management of the Group and other relevant employees of the Group to participate in the preparation and delivery of financial information relating to the Group (including but not limited to profit and loss, cash flow and balance sheet statements, both historic and projected, with such pro forma adjustments as may be required by the scope of the Debt Financing and the Transaction) required in connection with the Debt Financing where such information cannot reasonably be prepared and/or delivered by the Buyer alone;

(b)	cause such senior management of the Group and other relevant employees of the Group to assist with the preparation of materials for meetings and presentations to and for, and participate in meetings and presentations to and for, potential lenders and rating agencies and their respective agents and advisors where such preparation and presentations cannot reasonably be carried out or made by the Buyer alone; and

(c)	provide all documentation and other information about the Group as is reasonably requested by potential providers of the Debt Financing relating to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

5.5	The Buyer and the Seller acknowledge that the Financial Transactions Schedule sets out details of certain financial transactions which will be carried out as between the Companies and the Seller’s Group between the date of this Agreement and Completion but the numbers set out are based upon the financial position as between the Companies and the Seller’s Group as at 30th April 2019 and is therefore indicative only of the financial transactions which will be effected. The actual amounts of financial transactions effected will be based upon the actual financial position as between the Companies and the Seller’s Group at the relevant time.

6.	COMPLETION

Date and place

6.1	Completion shall take place at the offices of the Buyer’s Solicitors at Sidley Austin LLP of Woolgate Exchange, 25 Basinghall Street, London, EC2V 5HA:

(a)	on the fifth (5th) Business Day after (and excluding) the date on which notice of satisfaction of the Conditions is served in accordance with Clause 4.8; or

(b)	at such other date and time as the Buyer and the Seller may agree in writing.

Completion arrangements

6.2	At Completion, the Seller and the Buyer shall comply with their respective obligations as specified in Schedule 2 (Completion Deliverables).

Breach of completion obligations

6.3	If the Seller fails to comply with its obligations specified in Paragraphs 1.1 to 1.4 of Schedule 2 (Completion Deliverables) and/or the Buyer fails to comply with its obligations specified in Paragraph 1.5 of Schedule 2 (Completion Deliverables) as required by Clause 6.2 (in respect of a breach by the Buyer) the Seller and/or (in respect of a breach by the Seller) the Buyer respectively shall be entitled by written notice to the other Party:

(a)	to defer Completion for a period of up to fifteen (15) Business Days (in which case the provisions of this Clause 6 shall apply to Completion as so deferred);

(b)	to require the Buyer and the Seller to effect Completion so far as practicable having regard to the defaults that have occurred; or

(c)	subject to Completion having first been deferred under Clause 6.3(a), to terminate this Agreement,

in each case without prejudice to such Party’s rights under this Agreement (including the right to claim damages) or otherwise.

7.	WARRANTIES

7.1	The Seller warrants to the Buyer, as at (and by reference to the circumstances then existing at) the date of this Agreement and the Completion Date that:

(a)	it is a private limited liability company duly incorporated under the laws of England and Wales;

(b)	it is the sole legal and beneficial owner of the Shares;

(c)	save for any Encumbrance that will be discharged upon Completion, there is no Encumbrance in relation to any Share;

(d)	it has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party;

(e)	this Agreement and each other Transaction Document to which it is a party will, when executed, constitute valid, binding and enforceable obligations of the Seller in accordance with their respective terms;

(f)	the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and each other Transaction Document to which it is a party will not:

(i)	conflict with or result in a breach of any provision of the articles of association or other constitutional documents of the Seller;

(ii)	conflict with, result in a breach of or constitute a default under any Agreement or instrument to which the Seller is a party;

(iii)	conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to the Seller so as to prevent the execution, delivery or performance of the Transaction Documents or render the execution, delivery or performance of the Transaction Documents unenforceable or ineffective; and

(iv)	save as set out in this Agreement, require the Seller to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement) the absence of which prevents the execution, delivery or performance of the Transaction Documents or renders the execution, delivery or performance of the Transaction Documents unenforceable or ineffective; and

(g)	the Seller is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to it.

7.2	The Seller warrants to the Buyer, (and by reference to the circumstances then existing at) that the Seller’s Operational Warranties are true and accurate as at the date of this Agreement and the Completion Date, provided that the Seller does not give any Seller’s Operational Warranties with respect to the rights, business or assets, employees or any other part of the Astra Casino Division transferred by Astra pursuant to the Astra APA.

7.3	The Seller must notify the Buyer immediately if it becomes aware, on or before the Completion Date, of:

(a)	a fact or circumstance which constitutes or would constitute a breach of Clause 7.1 and/or Clause 7.2; and/or

(b)	which would be likely to cause one or more Seller’s Warranties to be untrue or inaccurate if given in respect of the facts or circumstances at Completion.

7.4	The Buyer warrants to the Seller, as at (and by reference to the circumstances then existing at) the date of this Agreement and the Completion Date that:

(a)	it is a private limited liability company duly incorporated under the laws of England and Wales;

(b)	it has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party;

(c)	this Agreement and each other Transaction Document to which it is a party will, when executed, constitute valid, binding and enforceable obligations of the Buyer in accordance with their respective terms;

(d)	the execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement and each other Transaction Document to which it is a party will not:

(i)	conflict with or result in a breach of any provision of the articles of association or other constitutional documents of the Buyer;

(ii)	conflict with, result in a breach of or constitute a default under any agreement or instrument to which the Buyer is a party;

(iii)	conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to the Buyer so as to prevent the execution, delivery or performance of the Transaction Documents or render the execution, delivery or performance of the Transaction Documents unenforceable or ineffective; and

(iv)	save as set out in this Agreement, require the Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement) the absence of which prevents the execution, delivery or performance of the Transaction Documents or renders the execution, delivery or performance of the Transaction Documents unenforceable or ineffective; and

(e)	the Buyer is not insolvent or unable to pay its debts within the meaning or any laws relating to insolvency applicable to it.

7.5	For the purpose of the Seller’s Operational Warranties repeated on Completion only, where there is an express or implied reference in such Seller’s Operational Warranties to “the date of this Agreement”, that reference shall be construed as a reference to the Completion Date.

8.	LIMITATION OF LIABILITY

The limitations of liability set out in Schedule 7 (Limitation of Liability) shall apply to any Operational Warranties Claim and Tax Claim, as applicable.

9.	Undertakings

Data Room DVD

9.1	The Seller shall deliver to the Buyer in accordance with Clause 20 within five (5) Business Days of the date of this Agreement such number of copies of the Data Room DVD as is reasonably requested by the Buyer.

Pre-Sale Reorganisation Undertaking

9.2	The Seller undertakes to the Buyer to complete the Pre-Sale Reorganisation pursuant to provisions of Clauses 9.3 to 9.8 and the Astra APA prior to Completion and to provide copies of all relevant documents relating to the Pre-Sale Reorganisation (including, but not limited to, the duly executed Astra APA) to the Buyer on or prior to Completion.

9.3	The Seller and the Buyer shall (i) negotiate in good faith the terms of the Astra APA on the terms identified as agreed terms in Schedule 9 (Astra APA), provided that the Parties agree that the terms set out in Schedule 9 (Astra APA) do not represent an exhaustive list of terms to be included in the APA and that neither Party shall be precluded from proposing the inclusion of additional terms, and (ii) use reasonable endeavours to agree the terms of the Astra APA by 30 June 2019. The Seller undertakes to provide the Buyer with such information and assistance as the Buyer shall reasonably request to enable the Buyer to determine the property, rights and/or assets that should transfer as part of the Pre-Sale Reorganisation. Without limitation to the preceding sentence, the Seller will ensure that the current relevant management of Astra attend such negotiations in order to facilitate such determination of the property, rights and/or assets that should transfer.

9.4	If, following Completion, any property right or asset forming part of the Astra Casino Division (other than any property, right or asset expressly excluded from the sale under the Astra APA or this Agreement) has not and should have been transferred to Novomatic Gaming pursuant to the Astra APA or this Agreement, the Buyer shall (and shall procure that Astra shall) procure that such property, right or asset (and any related liability) is transferred to Novomatic Gaming as soon as practicable for no consideration payable by Novomatic Gaming to Astra.

9.5	If any property, right or asset forming part of the Astra Casino Division is found to have and should have not been transferred to Novomatic Gaming pursuant to the Astra APA or this Agreement, the Seller shall (and shall procure that Novomatic Gaming shall) procure that such property, right or asset is transferred to Astra (or any other member of the Buyer’s Group as the Buyer may nominate, if such transfer occurs after Completion) as soon as practicable for no consideration payable by Astra to Novomatic Gaming.

9.6	The Seller shall indemnify the Buyer against all liabilities, costs, expenses, damages and losses (including but not limited to any direct or indirect losses, loss of profit and all interest, penalties and reasonably incurred professional costs and expenses) suffered or incurred by the Buyer after Completion or Astra, in each case to the extent related to the Astra Casino Division, arising out of the Pre-Sale Reorganisation, or arising out of any transfer pursuant to Clauses 9.4 and 9.5.

9.7	In the event that any of the terms of the Astra APA or the Transaction Documents relating to the Astra Casino Division have not been agreed by the Parties by 31 July 2019 (or three (3) Business Days prior to Completion, whichever is earlier), the Parties agree that Astra and Novomatic Gaming may enter into the Astra APA and the Transaction Documents relating to the Astra Casino Division based on the terms that have been agreed between the Parties as of such date and, as otherwise may be reasonably required to properly transfer the Astra Casino Division to Novomatic Gaming on the basis that any assets of Astra exclusively used in the Astra Casino Division will be transferred under the Astra APA to Novomatic Gaming and any assets of Astra that are used, but not exclusively, in connection with the Astra Casino Division, Astra will supply such assets or provide services (as applicable) to Novomatic Gaming with respect to such assets substantially on the terms that have been agreed between the Parties or otherwise as applicable in the twelve (12) month period prior to the date of this Agreement.

Transaction Documents relating to the Astra Casino Division

9.8	The Seller and the Buyer shall (i) negotiate in good faith the terms of the Reverse TSA relating to Support for Astra Casino Division, the Spare Parts Supply Agreement and the Supply of Services Agreement (the “Transaction Documents relating to the Astra Casino Division”), and (ii) use reasonable endeavours to agree the terms of the Transaction Documents relating to the Astra Casino Division by 30 June 2019. The Seller undertakes to provide the Buyer with such information and assistance as the Buyer shall reasonably request to enable the Buyer to determine the scope and standard of the services to be provided under the Transaction Documents relating to the Astra Casino Division. Without limitation to the preceding sentence, the Seller will ensure that the current relevant management of Astra attend such negotiations in order to facilitate such determination of the scope and standard of the services to be provided under the Transaction Documents relating to the Astra Casino Division. The Seller and the Buyer hereby acknowledge that the schedules relating to charges under the Spare Parts Supply Agreement and the charges in relation to finished goods and Illumisigns under the Supply of Services Agreement are agreed form documents, copies of which are set out at Schedule 11 (Agreed Form Documents).

Restrictive Covenants

9.9	Subject to Clause 9.10, the Buyer undertakes to the Seller not to (and to procure that each of its Affiliates shall not), and the Seller undertakes to the Buyer and each Group Company not to (and to procure that each of their respective Affiliates shall not), actively entice away any employee of the Seller or its Affiliates, in the case of the Buyer, or any employee of the Buyer, a Group Company or their respective Affiliates, in the case of the Seller, and not to actively solicit, encourage or take any other action, which is intended to induce or encourage any employee of the Seller or its Affiliates, in the case of the Buyer, or any employee of the Buyer, a Group Company or their respective Affiliates, in the case of the Seller, to terminate his or her employment or engagement; provided, that the foregoing will not prohibit hiring personnel pursuant to general advertisements for employment not specifically directed towards employees, consultants or independent contractors of the Buyer, Seller or Group Company (as applicable) and their respective Affiliates for a period of twelve (12) months starting from the Completion Date.

9.10	Each of the undertakings set out in Clause 9.9 is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful, the remaining undertakings or part of the undertakings will continue in full force and effect and will bind the Seller and the Buyer. If any such restriction shall be held void or unenforceable but would be valid if deleted in part or reduced in its application, then that restriction shall apply with such modifications as may be necessary to make it valid and effective.

9.11	The Seller undertakes to take all steps (and to procure that its Affiliates take all steps) necessary or desirable to diligently enforce any notice, garden leave and/or similar provisions contained in employment or engagement contracts of any employee of a Group Company (other than in respect of any employees as notified in an email by the Seller to the Buyer dated the date of this Agreement), for the purposes of this Clause 9.11, who resigns in the period commencing on (and including) the date of this Agreement and ending on (and including) the Completion Date.

SEC Filings

9.12	Prior to and (other than in respect of information in the possession of any Group Company) following Completion, the Seller shall use its reasonable endeavours to provide to the Buyer such information, cooperation and assistance as the Buyer shall reasonably request to permit INSE to prepare historical financial statements and pro forma financial information in relation to the Group required to be filed by INSE with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated hereby (the “SEC Financials”) within the timeframe permitted by the SEC, including, without limitation, (a) promptly affording Buyer and its authorised representatives reasonable access to (i) all books and records which would reasonably be expected to be necessary in the preparation of the disclosures required to be included in the SEC Financials in the possession of the Seller, any of its Affiliates or any representatives of the Seller or any of its Affiliates and (ii) appropriate personnel of the Seller and its Affiliates and shall use its reasonable endeavours to afford access to any representatives of the Seller or any of its Affiliates (b) requesting consents from and providing customary representation letters to independent certified public accountants promptly upon written request.

The Buyer shall upon request by the Seller reimburse the Seller for all documented out-of-pocket fees and expenses actually incurred by the Seller and its Affiliates (including, prior to the closing, the Companies) and all documented out-of-pocket fees and expenses of their outside representatives incurred in compliance with this Clause 9.12 including (without limitation the Deloitte consolidation costs and any disallowed VAT payable in relation thereto).

Seller’s Guarantees

9.13	The Buyer shall use its reasonable endeavours to procure that as soon as practicable (and in any event, within ninety (90) days) after Completion, the Seller is released from the Seller’s Guarantees and shall indemnify the Seller in respect of any claims, actions, proceedings or liabilities suffered or incurred by the Seller under any Seller’s Guarantee in relation to any matter, event or circumstance which occurs after Completion.

Variation Deeds

9.14	The Seller shall procure that prior to Completion, the relevant parties enter into the Lease Variations and take such steps as are required to ensure that the Lease Variations are in full force and effect in accordance with their terms as at Completion.

9.15	To the extent required, the Seller shall promptly after the date of this Agreement apply to the Land Registry to register the Lease of Unit 2, Astra House, Kingsway Buildings, Bridgend Industrial Estate, Bridgend dated 3 June 2019 made between (1) Novomatic UK Ltd and (2) Astra Games Ltd against the relevant landlords’ and tenants’ title and apply to create a new leasehold title.

9.16	To the extent required, the Seller shall promptly after the date that they are executed apply to the Land Registry to register the Lease Variations against the relevant landlords’ and tenants’ titles.

9.17	The Seller shall make the applications referred to in Clauses 9.15 and 9.16 (the “Applications”) using the correct forms, supplying all necessary supporting documentation and paying the required fees.

9.18	Should the Land Registry raise requisitions in relation to the Applications, the Seller shall promptly respond to such requisitions and in any event, before the expiry date listed in such requisitions and use all reasonable endeavours to satisfy the requisitions.

9.19	Within ten (10) days of completion of the Applications, the Seller shall supply the Buyer with updated official copies of the Land Registry titles showing evidence of completion of the Applications.

9.20	Within fourteen (14) days of Completion, the Seller shall (i) submit a duly completed Land Transaction Tax return to the Welsh Revenue Authority, and (ii) pay the correct Land Transaction Tax (being at least £19,013), in each case in relation to the lease of Unit 2 Bridgend dated 3 June 2019 made between (1) Novomatic UK Ltd and (2) Astra Games Ltd.

Board resignations

9.21	The Seller undertakes to use reasonable endeavours to procure that each director and secretary of the Group (other than Neil Paramore and Zane Mersich and other than Chris Beckley and Alastair Harris in relation to Innov8) shall on Completion enter into and deliver to the Buyer resignation letters (in the agreed form) duly executed as deeds from their offices as director or secretary (as relevant), containing a confirmation that they have no claims (whether statutory, contractual or otherwise) for compensation or otherwise against such Company for loss of office in relation to such resignation.

10.	ANNOUNCEMENTS AND CONFIDENTIALITY

Announcements

10.1	The Seller and the Buyer shall make the Announcement on the date hereof.

10.2	Subject to Clause 10.1 and except as required by applicable law, no Party shall make or issue any announcement or circular in connection with the existence or the subject matter of this Agreement or any other Transaction Document, or cause any such announcement to be made or issued, without the prior written consent of:

(a)	in the case of an announcement by the Seller, the Buyer; and

(b)	in the case of an announcement by the Buyer, the Seller.

Confidentiality

10.3	The Confidentiality Agreement shall terminate on execution of this Agreement (without prejudice to any rights, liabilities or obligations that have accrued prior to termination).

10.4	Subject to Clause 10.5, each Party shall treat as strictly confidential and shall not disclose or use any information received or obtained in connection with or as a result of entering into this Agreement or any other Transaction Document that relates to:

(a)	the provisions of this Agreement or any Transaction Document;

(b)	the negotiations relating to this Agreement and all other Transaction Documents;

(c)	any Group Company’s business or financial or other affairs; or

(d)	any other Party or its connected persons.

10.5	Notwithstanding Clause 10.4, a Party may disclose or use information if and to the extent that:

(a)	such disclosure or use is required by applicable law or regulation, by any competent Governmental Entity, or by the rules of any recognised stock exchange;

(b)	such disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document;

(c)	such disclosure or use is required to vest the full benefit of this Agreement or any other Transaction Document in any Party;

(d)	disclosure is made to a Taxation Authority in connection with the Tax affairs of the disclosing Party;

(e)	disclosure is made to the professional advisers, auditors, ratings agencies or insurers of a Party on a need-to-know basis, provided that the recipient has undertaken to comply with this Clause 10 in respect of such information as if it were a Party;

(f)	disclosure is made to any potential lenders for the financing of the Transaction (including without limitation the Debt Financing) or its bankers and including, with respect to such bankers and such potential lenders, all funds or other persons managed, advised or controlled by any of them or their Affiliates and their respective investors and subsidiary undertakings and each of their (or their respective Affiliates’) respective directors, officers, advisers, employees, agents, investment managers, service providers (and their respective service providers) and professional advisers and representatives of each of the foregoing and their respective employees, provided that, before any such disclosure is made to any such person (unless such person is subject to confidentiality obligations as a matter of law or professional practice), the relevant Party:

(i)	ensures that any such person is made aware of the provisions of this Clause 10; and

(ii)	uses all reasonable endeavours to procure that any such person adheres to such provisions as if such person were bound by such provisions;

(g)	in the case of the Seller, the disclosure is made by the Seller to a member of the Seller’s Group, subject to the recipient keeping such information confidential;

(h)	in the case of the Buyer, the disclosure is made by the Buyer to a member of the Buyer’s Group, or a bona fide potential purchaser of any member of the Group, subject to the recipient keeping such information confidential;

(i)	the information is or becomes publicly available (other than by breach of this Agreement or the Confidentiality Agreement); or

(j)	in the case of the Seller, the Buyer has given its prior written consent or, in the case of the Buyer, the Seller has given its prior written consent.

10.6	Before any information is disclosed pursuant to Clause 10.5(a), 10.5(b) or 10.5(d), the Party concerned shall (unless prohibited by law) promptly notify the other Parties to whom the disclosure relates of the circumstances of the disclosure and the information to be disclosed with a view to providing such other Parties with the opportunity to contest, limit or agree to the timing and content of such disclosure.

11.	ASSIGNMENT

11.1	No Party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party, provided that:

(a)	this Agreement and the benefits arising under it may be assigned in whole or in part by the Seller to any member of the Seller’s Group (provided that if such assignee ceases to be a member of the Seller’s Group, this Agreement and the benefits arising under it shall automatically transfer back to the Seller immediately prior to such cessation);

(b)	this Agreement and the benefits arising under it may be assigned in whole or in part by the Buyer to any member of the Buyer’s Group to whom the Buyer transfers any of the Shares (provided that if such assignee ceases to be a member of the Buyer’s Group, this Agreement and the benefits arising under it shall automatically transfer back to the Buyer immediately prior to such cessation);

(c)	this Agreement and the benefits arising under it may be assigned after Completion in whole or in part by the Buyer to a buyer of substantially all of the issued share capital of a Group Company or business or assets of the Group, provided that the Seller’s liability under this Agreement is not increased as result thereof; and

(d)	this Agreement and the benefits arising under it may be assigned or charged in whole or in part by the Buyer to its financial lenders, hedge counterparties or banks (and, in each case, any relevant creditor representatives) as security for any financing or refinancing or other banking or related facilities in respect of or in connection with any transactions contemplated by this Agreement (including without limitation the Debt Financing) and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under such agreement or to any person entitled to enforce any such security.

11.2	In the case of an assignment pursuant to Clause 11.1 above, the liability of any Party to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the assigning Party.

11.3	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 11.1 is ineffective.

12.	COSTS

Unless expressly otherwise provided in this Agreement, each of the Parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

13.	EFFECT OF COMPLETION

13.1	The terms of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement) shall continue in force after and notwithstanding Completion.

13.2	The remedies of the Buyer in respect of any breach of any of the Seller’s Warranties shall continue to subsist notwithstanding Completion.

13.3	The remedies of the Seller in respect of any breach of any of the Buyer’s Warranties shall continue to subsist notwithstanding Completion.

14.	FURTHER ASSURANCES

14.1	On request by the Buyer or the Seller, each other Party shall, as soon as reasonably practicable at the requesting Party’s cost and insofar as it is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting Party) as the requesting Party may reasonably consider necessary or appropriate to carry this Agreement into effect and to give the requesting Party the full benefit of it.

15.	NO WITHHOLDING

15.1	Any payment made by any Party to this Agreement under this Agreement shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by law. If any deduction or withholding is required by any applicable law on any payment made under this Agreement (other than any payment of interest or any payment under Clause 3), the Party making the payment shall pay to the recipient of the payment an amount that will ensure that, after the deduction or withholding has been made, the recipient will have received a sum equal to the amount that the recipient would otherwise have received in the absence of the deduction or withholding.

15.2	If a Taxation Authority charges to Tax any sum paid (the “Original Payment”) to a Party under this Agreement (other than any payment of interest or any payment under Clause 3), the Party making the payment shall promptly pay to the recipient of the payment an additional amount (the “Additional Payment”) as will ensure that, after the payment of the Tax so charged on the Original Payment and any Tax chargeable on the Additional Payment, there will remain a net sum equal to the amount of the Original Payment.

16.	ENTIRE AGREEMENT

16.1	Each Party acknowledges and agrees with the other Party that:

(a)	the Transaction Documents constitute the entire and only agreement between the Parties relating to the subject matter of the Transaction Documents; and

(b)	it has not been induced to enter into any Transaction Document in reliance upon, nor has any such Party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto, provided that the provisions of this Clause 16 shall not exclude any liability which any of the Parties would otherwise have to any other Party or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

17.	VARIATIONS

This Agreement may be varied only by a document signed by or for and on behalf of each of the Seller and the Buyer.

18.	WAIVER

18.1	A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

18.2	No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.3	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

18.4	The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

19.	INVALIDITY

19.1	If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.

20.	NOTICES

20.1	Any notice to be given under this Agreement (each a “Notice”) must be in English and in writing, and may be served by hand, by first class post or airmail (pre-paid and signed for in each case) to the address or email address given below, or to such other address or email address as may have been notified by any Party to the other Party for this purpose (which shall supersede the previous address or email address from the date on which notice of the new address or email address is deemed to be served under this Clause 20).

The Seller:

For the attention of:	Zane Mersich

Address:	c/o Geldards LLP, for the attention of Andrew Morris Dumfries House, Dumfries Place, Cardiff CF10 3ZF

Email address:	zmersich@novomatic.co.uk

Copy to (such copy not constituting Notice hereunder):	Geldards LLP, for the attention of Andrew Morris Dumfries House, Dumfries Place, Cardiff CF10 3ZF (Email: andrew.morris@geldards.com) and to Neil Paramore by email (nparamore@novomatic.co.uk) and to Alexander Legat by email (alegat@novomatic.com)
Buyer:

For the attention of:	General Counsel

Address:	307 Euston Road, London, NW1 3AD

Email address:	Carys.Damon@inseinc.com

Copy to (such copy not constituting Notice hereunder):

Sidley Austin LLP, for the attention of Beth Berg and James Wood
Woolgate Exchange
25 Basinghall Street
London EC2V 5HA, United Kingdom
Email: bberg@sidley.com (Beth Berg)

james.wood@sidley.com (James Wood)

20.2	Any notice served in accordance with Clause 20.1 shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by first class post, at 9.30 am on the second day after (and excluding) the date of posting; or

(c)	if sent by email, at the time the email is sent,

provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours.

20.3	For the purposes of Clause 20.2, “Normal Business Hours” means 9.00 am to 5.30 pm local time in the place of receipt on any day which is not a Saturday, Sunday or public holiday in that location.

20.4	In proving receipt of any notice served in accordance with Clause 20.1, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for first class or airmail letter.

20.5	This Clause 20 shall not apply to the service of any proceedings or other documents in any legal action.

21.	REMEDIES

The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity.

22.	THIRD PARTY RIGHTS

22.1	Unless it expressly states otherwise, this Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

22.2	Any third party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this Agreement which is proposed by the Parties and which may affect the rights or benefits of the third party.

23.	TERMINATION

23.1	If this Agreement is terminated pursuant to Clause 4.9 or Clause 6.3(c), the Parties shall have no further obligations under this Agreement, provided that:

(a)	the Surviving Provisions shall survive termination; and

(b)	(for the avoidance of doubt) termination shall be without prejudice to any rights, liabilities or obligations that have accrued prior to termination, or to any other rights or remedies available under this Agreement or at law.

23.2	Save for the termination provisions set out in Clause 4.9 or Clause 6.3(c), no Party is entitled to terminate this Agreement.

24.	COUNTERPARTS

24.1	This Agreement may be executed in any number of counterparts which together shall constitute one agreement. Any Party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all Parties.

24.2	Delivery of an executed signature page of a counterpart by Adobe™ Portable Document Format (PDF) sent by electronic mail shall take effect as delivery of an executed counterpart of this Agreement.

25.	GOVERNING LAW AND JURISDICTION

25.1	This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law.

25.2	If any question or difference arises concerning the construction, meaning or effect of this Agreement, or any matter arising out of or in connection with this Agreement (a “Dispute”) the Parties shall in the first instance refer the Dispute to the Parties’ respective senior executives in writing, who shall use all reasonable endeavours to resolve the Dispute.

25.3	If a Dispute is not resolved within forty five (45) days following the referral to the Parties’ respective senior executives pursuant to Clause 25.2 above, either Party may refer the Dispute to be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules (the “Arbitration”). The place of the Arbitration shall be London, England. The proceedings of the Arbitration shall be conducted in English.

25.4	The parties agree to keep confidential the existence of the Arbitration, the arbitral proceedings, the submissions made by the parties and the decisions made by the arbitral tribunal, including its awards, except as required by applicable law and to the extent not already in the public domain.

IN WITNESS whereof, this Agreement has been executed on the date first above written.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as a deed on the day and year first above written.

SELLER		/s/ Zane Mersich
Zane Mersich - Director
EXECUTED as a DEED by	)
Novomatic UK Ltd.,	)
acting by	)
/s/ Neil Paramore
Neil Paramore - Director

[Seller’s Signature Page to the Share Purchase Agreement]

BUYER

EXECUTED as a DEED by	)
Inspired Gaming (UK) Limited,	)
and signed on its behalf by:	)
Carys Damon	)	/s/ Carys Damon
Director

/s/ Stewart Baker
Witness

in the presence of:

Witness name:	Stewart Baker

Witness address:	3, The Maltings, DE14 1SF

Witness occupation:	CFO

[Buyer’s Signature Page to the Share Purchase Agreement]

Schedule 1
Group Companies

Part A Particulars relating to the Companies

Astra Games Ltd

Authorised share capital:	N/A

Issued share capital:	6,000,000 ordinary shares of GBP 1 each

Directors:	Christopher Michael Butler Andrew Dinning Stephen Howlett Zane Cedomir Mersich Neil Paramore Ronald Arthur Watts
Secretary:	Neil Paramore

Auditors:	Deloitte LLP

Accounting reference date:	31 December

Registered office:	Astra House 1 Kingsway Bridgend Industrial Estate Bridgend CF31 3RY

Playnation Limited

Authorised share capital:	N/A

Issued share capital:	1 ordinary share of GBP 1

Directors:	Andrew Brown Peter John Davies Zane Cedomir Mersich Neil Paramore
Secretary:	N/A

Auditors:	Deloitte LLP

Accounting reference date:	31 December

Registered office:	Unit 17 Berkeley Court Manor Park Runcorn Cheshire WA7 1TQ

Bell-Fruit Group Limited

Authorised share capital:	N/A

Issued share capital:	6,000,000 ordinary shares of GBP 1 each

Directors:	Christopher Michael Butler Stephen Howlett Zane Cedomir Mersich Neil Paramore
Secretary:	Neil Paramore

Auditors:	Deloitte LLP

Accounting reference date:	31 December

Registered office:	Astra House 1 Kingsway Bridgend Industrial Estate Bridgend Mid Glamorgan CF31 3RY

Gamestec Leisure Limited

Authorised share capital:	N/A

Issued share capital:	6,000,000 ordinary shares of GBP 1 each

Directors:	Andrew Brown Peter John Davies Zane Cedomir Mersich Neil Paramore
Secretary:	Neil Paramore

Auditors:	Deloitte LLP

Accounting reference date:	31 December

Registered office:	Astra House 1 Kingsway Bridgend Industrial Estate Bridgend Mid Glamorgan CF31 3RY

Harlequin Gaming Limited

Authorised share capital:	N/A

Issued share capital:	1 ordinary share of GBP 1

Directors:	Christopher Michael Butler Stephen Howlett Zane Cedomir Mersich Neil Paramore
Secretary:	Neil Paramore

Auditors:	Deloitte LLP

Accounting reference date:	31 December

Registered office:	Astra House 1 Kingsway Bridgend Industrial Estate Bridgend CF31 3RY

Innov8 Gaming Limited

Authorised share capital:	N/A

Issued share capital:	100 ordinary shares of GBP 1 each

Directors:	Chris Beckley Christopher Michael Butler Alastair William Harris Zane Cedomir Mersich Neil Paramore
Secretary:	Neil Paramore

Auditors:	Deloitte LLP

Accounting reference date:	31 December

Registered office:	Astra House 1 Kingsway Bridgend Industrial Estate Bridgend CF31 3RY

Part B

Subsidiaries

Bell-Fruit Games Limited

Authorised share capital:	N/A

Issued share capital:	1 ordinary share of GBP 1

Directors:	Zane Cedomir Mersich Neil Paramore

Secretary:	N/A

Auditors:	Unaudited Financial Statements

Accounting reference date:	31 December

Registered Office:	Astra House 1 Kingsway Bridgend Industrial Estate Bridgend CF31 3RY

Fun House Leisure Sales Limited

Authorised share capital:	N/A

Issued share capital:	100 ordinary shares of GBP 1 each

Directors:	Zane Cedomir Mersich Neil Paramore
Secretary:	Neil Paramore

Auditors:	Unaudited Financial Statements

Accounting reference date:	31 December

Registered Office:	Astra House 1 Kingsway Bridgend Industrial Estate Bridgend CF31 3RY

Fun House Leisure Limited

Authorised share capital:	N/A

Issued share capital:	1 ordinary share of GBP 1

Directors:	Zane Cedomir Mersich Neil Paramore
Secretary:	Neil Paramore

Auditors:	Unaudited Financial Statements

Accounting reference date:	31 December

Registered Office:	c/o HBJ Gateley LLP Exchange Tower 19 Canning Street Edinburgh EH3 8EH

Leisure Projects Limited

Authorised share capital:	N/A

Issued share capital:	2 ordinary shares of GBP 1 each

Directors:	Zane Cedomir Mersich Neil Paramore
Secretary:	N/A

Auditors:	Unaudited Financial Statements

Accounting reference date:	31 December

Registered Office:	Astra House 1 Kingsway Bridgend Industrial Estate Bridgend CF31 3RY

Schedule 2

Completion Deliverables

1.1	On Completion, the Seller (or, where applicable, a duly authorised attorney in fact of the Seller) shall deliver to, or, if the Buyer shall so agree, make available to the Buyer:

(a)	stock transfer forms relating to all the Shares duly executed in favour of the Buyer;

(b)	share certificates relating to the Shares;

(c)	the duly executed Transaction Documents to which it or any member of the Seller’s Group is a party;

(d)	an up-to-date copy of the share register of each Company immediately preceding Completion;

(e)	irrevocable powers of attorney (in such form as the Buyer may reasonably require) executed by the Seller in favour of the Buyer to enable the Buyer (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

(f)	any waivers or consents which the Buyer has specified prior to the date of this Agreement in the agreed form;

(g)	resignation letters in the agreed form duly executed as deeds of each of Neil Paramore and Zane Mersich from their offices as director or secretary (as relevant), containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against such Company for (i) compensation, (ii) loss of office, (iii) termination of employment, (iv) unpaid remuneration, or (v) otherwise;

(h)	the common seals, certificates of incorporation, certificates of incorporation on change of name (if any) and statutory books of each of the Companies (including each register, minute book and other book required to be kept under the Companies Act 2006);

(i)	all Companies House web-filing service details for each Company, including the relevant sign-in email addresses, passwords, security codes and company authentication codes;

(j)	in respect of each bank account of each Company:

(i)	a statement for that account as at the close of business on the Business Day immediately prior to Completion, and a statement reconciling those balances with the cash book of such Company as at Completion;

(ii)	a copy of the mandate for such account; and

(iii)	all cheque books in respect of such account;

(k)	evidence that any security (including charges, pledges, mortgages and debentures), guarantee, indemnity or other form of credit support, in each case created in favour of any security agent or trustee (or other creditor representative or finance party) for the providers of finance in respect of any Financial Debt over any of the Shares (including over any of the issued shares in the capital of any Group Company) and/or any of the other assets or undertakings of any Group Company shall be immediately and unconditionally released on or prior to Completion, including without limitation releases of all Encumbrances granted in respect of any Financial Debt;

(l)	a statement of all the bank accounts of the Group Companies and of the credit or debit balances on such accounts as at a date not more than seven (7) days before the Completion Date; and

(m)	a novation agreement duly executed by each of Peter Davies and Chris Butler novating their respective current employment contracts to the relevant Group Company.

1.2	At or prior to Completion (and prior to the taking effect of the resignations of the directors referred to in Paragraph 1.1(g) of this Schedule 2 (above),the Seller shall procure the passing of board resolutions of each of the Companies in the agreed terms:

(a)	sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Shares;

(b)	authorising the delivery to the Buyer of share certificates in respect of the Shares;

(c)	accepting the resignations referred to in Paragraph 1.1(g) of this Schedule 2 (above) and appointing such persons as the Buyer may nominate as directors and secretary (if any); and

(d)	(if so required by the Buyer) revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Buyer may nominate to operate such accounts, and shall deliver to the Buyer copies of such duly executed resolutions.

1.3	On Completion, the Seller shall deliver to the Buyer (or make available to the Buyer’s reasonable satisfaction) evidence that it is authorised to execute this Agreement and any other Transaction Document to which it is a party.

1.4	The Seller shall procure that at Completion:

(a)	there are repaid all sums (if any) owing to each of the Companies by the directors of such Company or any of their connected persons, except those arising in the ordinary course of trade and whether or not such sums are due for repayment; and

(b)	each Company is immediately and unconditionally released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any person other than another Group Company (and evidence of the same is provided to the Buyer).

1.5	Upon compliance by the Seller with the provisions of Paragraphs 1.1 to 1.4 of this Schedule 2, the Buyer shall:

(a)	pay an amount equal to the Completion Amount (calculated in accordance with Clause 3.3) by telegraphic transfer of immediately available funds to the Seller’s Solicitors’ Account (which payment shall be an absolute discharge to the Buyer who shall not be concerned to see to the application of any such amount thereafter);

(b)	deliver to the Seller the duly executed Transaction Documents to which it or any Group Company is a party; and

(c)	deliver to the Seller evidence that the Buyer is authorised to execute this Agreement and any other Transaction Document to which it is a party.

Schedule 3
Completion Statement

Part 1
General

1.	DEFINITIONS

In this Schedule the following definitions apply:

“Buyer’s Accountants” means KPMG LLP of 15 Canada Square, London E1Y 5GL or, if they are unable to act, another recognized firm of accounts approved by the Buyer;

“Dispute Notice” has the meaning given in Paragraph 3.3 of this Schedule 3;

“Expert” has the meaning given in Paragraph 4 of this Schedule 3;

“Seller’s Accountants” means Deloitte LLP of 5 Callaghan Square, Cardiff CF10 5BT or, if they are unable to act, another recognized firm of accountants appointed by the Seller;

“Specific Accounting Methodology” means the methodology for the preparation of the Completion Statement as set out in Part 3 of this Schedule 3; and

“Working Capital Sum” means the aggregate working capital for the Group as a whole calculated in accordance with this Schedule 3 and the Specific Accounting Methodology.

2.	BASIS OF PREPARATION OF THE COMPLETION STATEMENT

2.1	The Completion Statement shall be prepared:

(a)	in accordance with the Specific Accounting Methodology and the specific accounting treatments set out in Paragraphs 2.2 to 2.8 below; and

(b)	to the extent not covered by Paragraph 2.1(a), adopting the same accounting principles, policies, treatments and categorisations as were used in the preparation of the Accounts, as there applied, including in relation to the exercises of accounting discretion and judgment; and

(c)	to the extent not covered by Paragraph 2.1(a) or Paragraph 2.1(b), in accordance with UK GAAP as at the Accounts Date. For the avoidance of doubt, paragraph 2.1(a) shall take precedence over paragraphs 2.1(b) and (c), and paragraph 2.1(b) shall take precedence over paragraph 2.1(c).

2.2	The Completion Statement will specify the Financial Debt, the Cash and the Working Capital Sum as at the close of business the Completion Date (“Effective Time”).

2.3	The provisions of this Schedule 3 shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Statement and no minimum materiality limits and thresholds shall be applied in calculating any amounts included in the Completion Statement.

2.4	The Completion Statement shall reflect events occurring after the Effective Time but before the date on which the draft Completion Statement is delivered by the Buyer to the extent that such events provide additional evidence of conditions that existed at the Effective Time.

2.5	The Completion Statement shall be expressed in GBP. Any monetary assets or liabilities which are to be included in the Completion Statement which are expressed in a currency other than GBP shall be converted into GBP at the relevant rate published by the European Central Bank on the last Business Day for which such rate is published prior to the Completion Date.

2.6	The Completion Statement shall be prepared on the basis that the Effective Time represents a financial period-end and that a hard close of the accounting records shall be performed including detailed analysis of prepayments and accruals, cut-off procedures, provisions and other year-end adjustments and will specify the Financial Debt, the Cash and the Working Capital Sum as at the Completion Date.

2.7	A corporate income tax provision shall be included in the Completion Statement in respect of the period between Accounts Date and the Effective Time as if this period was a normal financial accounting period. Any corporate tax provisions outstanding for any prior periods shall also be included in the Completion Statement.

2.8	The Completion Statement shall be prepared on an aggregated basis as at the Effective Time, with the balance sheets of each Group Company aggregated with the intercompany balances owed between the Group Companies netted off.

3.	PREPARATION OF THE COMPLETION STATEMENT

3.1	The Buyer must prepare or must procure the preparation, and delivery to the Seller, of a draft Completion Statement within forty-five (45) Business Days of the Completion Date.

3.2	The Seller must procure that the Buyer and/or the Buyer’s Accountants are given such assistance and access to information as may be reasonably requested by the Buyer and/or the Buyer’s Accountants for the purposes of preparing the draft Completion Statement within the period referred to in Paragraph 3.1 of this Schedule 3.

3.3	The Seller will have twenty (20) Business Days (starting on the first Business Day after delivery of the draft Completion Statement (as applicable) (the “Objection Period”), to agree or dispute the draft Completion Statement. If the Seller disputes the draft Completion Statement, the Seller must, within the Objection Period, serve on the Buyer a notice to that effect setting out in such detail as is available to them at that time each area in dispute, the reasoning for such dispute and the adjustment that is required in order for, in their opinion, the Completion Statement to be prepared in accordance with Schedule 3 (a “Dispute Notice”). All items that are not explicitly disputed shall be final and binding on the Parties.

3.4	The Buyer must procure that the Seller and/or the Seller’s Accountants are given such assistance and access to information as may be reasonably requested by the Seller and/or the Seller’s Accountants for the purposes of determining, within the Objection Period, whether the draft Completion Statement has been properly prepared.

3.5	If the Seller has not delivered a Dispute Notice to the Buyer during the Objection Period or if, before expiry of the Objection Period, the Seller serves written notice on the Buyer that it agrees to the draft Completion Statement (an “Acceptance Notice”), the draft Completion Statement will be final and binding on the Buyer and the Seller on the earlier of:

(a)	the expiry of the Objection Period; or

(b)	the date of delivery of the Acceptance Notice.

3.6	The costs of preparing the Completion Statement will be paid by the Buyer, and the Seller will pay the costs of their review of it. Unless otherwise directed by the Expert under Paragraph 4 of this Schedule 3, each Party will bear all other costs incurred by them in connection with this Schedule 3.

3.7	If the Seller serves a Dispute Notice, the Buyer and the Seller must use their reasonable endeavours in conjunction with the Buyer’s Accountants and the Seller’s Accountants to reach agreement as to the matter or matters in dispute within twenty (20) Business Days of the date of delivery of such Dispute Notice (the “Resolution Period”).

3.8	If, before the expiry of the Resolution Period, agreement is reached between the Buyer and the Seller as to all matters in dispute, the Buyer must, within five (5) Business Days of such agreement being reached, deliver or procure the delivery (in either case in accordance with Clause 20) to the Seller of a revised Completion Statement incorporating such adjustments as have been agreed. The revised Completion Statement will be final and binding on the Buyer and the Seller from the date of its delivery to the Seller.

4.	REFERENCE TO EXPERT

4.1	The Expert is a qualified accountant of repute and with relevant experience appointed in accordance with this Paragraph 4 of this Schedule 3 to resolve a dispute arising under Paragraph 3 of this Schedule 3.

4.2	In respect of any remaining matters in dispute on which no agreement is reached within the Resolution Period, such matters (but no others) will be referred, on the application of either the Buyer or the Seller, to the Expert for determination.

4.3	The Buyer and the Seller will endeavour to agree on the appointment of an independent expert to act as the Expert.

4.4	If the Buyer and the Seller are unable to agree on an Expert within five (5) Business Days of either of them serving details of a suggested expert on the other, either the Buyer or the Seller may request the president for the time being of the Institute of Charted Accountants in England and Wales to appoint an accountant of repute and with relevant experience as the Expert.

4.5	The Buyer and the Seller must cooperate with each other and must take all reasonable action as they are able to take as is necessary to ensure that the terms of appointment of the Expert will enable the Expert to give effect to and act in accordance with the provisions of this Paragraph 4 of this Schedule 3.

4.6	The Expert will be instructed, so far as he or she is reasonably able to do so, to prepare a written decision and give notice (including a copy) of the decision to the Buyer and the Seller within a maximum of one (1) month of the matter being referred to him or her (or such longer period as the Buyer and the Seller may agree in writing with the Expert).

4.7	Within five (5) Business Days of the Expert’s decision, the Buyer must deliver or procure the delivery (in either case in accordance with Clause 20) to the Seller of a revised Completion Statement incorporating such adjustments as have been determined by the Expert. The revised Completion Statement will be final and binding on the Buyer and the Seller from the date of its delivery to the Seller.

4.8	If the Expert is unable for whatever reason to act, the Buyer and the Seller will ensure that a replacement expert is appointed in accordance with the provisions of Paragraph 4.4 of this Schedule 3.

4.9	The Buyer and the Seller are each entitled to make written submissions to the Expert and must provide (or use reasonable endeavours to procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

4.10	To the extent not provided for by this Paragraph 4 of this Schedule 3, the Expert may, in his or her reasonable discretion, determine such other procedures to assist with the conduct of the determination as he or she considers just or appropriate.

4.11	The Buyer and the Seller must, with reasonable promptness, supply all information and provide access to all documentation and personnel as each other may reasonably require to make a submission under this Paragraph 4 of this Schedule 3.

4.12	The Buyer and the Seller will promptly take all such reasonable action which is necessary to give effect to the terms of this Paragraph 4 of this Schedule 3.

4.13	The Expert will act as an expert and not as an arbitrator. The Expert will determine only the matters referred to it as remaining in dispute in connection with the preparation of the Completion Statement pursuant to the terms of this Paragraph 4 of this Schedule 3, or his terms of reference. The Expert’s written decision on such matters referred to him will be final and binding in the absence of manifest error or fraud.

4.14	The Expert’s fees and any costs properly incurred by him or her in arriving at his or her determination (including any fees and costs of any advisers appointed by the Expert) will be borne by the Buyer (on the one hand) and the Seller (on the other) equally or in such other proportions as the Expert directs.

4.15	If the Buyer and the Seller are unable to agree the adjustment to be made under paragraph 7.2 below and therefore the amount of the Target Working Capital Sum within ten (10) Business Days after the execution and completion of the Astra APA the determination thereof shall be referred to an Expert under the foregoing provisions of this paragraph 4 (other than paragraph 4.5) and on the basis that a period of two (2) Business Days shall apply under paragraph 4.4 and a period of five (5) Business Days shall apply under paragraph 4.6.

5.	COOPERATION AND ACCESS

Until the Completion Statement Agreement Date, the Buyer and the Seller must (at their own cost) and solely where relevant to the determination of the Completion Date Financial Debt, Completion Date Cash and Completion Date Working Capital Sum:

(a)	maintain in their possession or under their control all books and records held by them; and

(b)	give and procure that the other’s accountants and (if relevant) the Expert are given full access at all reasonable times to all books, accounting records and premises which are in their respective possession or control (including, in the case of the Buyer, the Companies) and each Party undertakes not to destroy or dispose of those books and records.

6.	EXCLUDED INFORMATION

The provisions of this Schedule 3 do not entitle a person to access information or a document which would put the Buyer or a Group Company in breach of any obligations any of them may owe to a third party, or which is protected by legal professional privilege.

7.	TARGET WORKING CAPITAL SUM

7.1	The Buyer and the Seller acknowledge that, in relation to the Specific Accounting Methodology, further detail by reference to the relevant nominal ledger entries is located at document 6.4 of the Data Room (“Working Capital Schedule by Nominal Code”) and should be referred to as may be necessary for clarification purposes. The Astra Games Limited working capital schedule excludes working capital balances related to the Astra Casino Division.

7.2	The “Astra Casino Stock Adj” in the Specific Accounting Methodology will be completed following the execution of the Astra APA when the value of the spare parts held in the Astra Casino Division is finalised. The Target Working Capital Sum must then be adjusted to ensure that the same percentage of the value of spare parts stock is excluded from the actual total Astra Games stock value as the value of the spare parts in the Astra Casino Division transferred under the APA represents of the total Astra Games stock immediately prior to the APA.

Part 2
Format of Completion Statement

ITEM	AMOUNT (GBP)
FINANCIAL DEBT

Total Financial Debt
(A)

WORKING CAPITAL SUM	(B)

CASH

Total Cash	(C)

Balance

Part 3
SPECIFIC ACCOUNTING Methodology

Schedule 4
Pre-Completion Undertakings

PART A

Without prejudice to the generality of Clause 5, the Seller shall procure that, between the time of entry into this Agreement and Completion, no Group Company does any of the following things without the prior written agreement of the Buyer:

1.	make any substantial change in the nature or organisation of its business;

2.	discontinue or cease to operate all or a material part of its business;

3.	create, allot or issue, or grant any option in respect of, any share capital or loan capital;

4.	repay, redeem, reduce or repurchase any share capital or loan capital;

5.	vary its share capital or the rights attaching to it in any way;

6.	declare, make or pay any dividend or other distribution to shareholders;

7.	amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing (other than in the ordinary course of business or pursuant to the terms of the relevant facility agreements relating to the Financial Debt);

8.	create, extend, grant or issue any Encumbrance over any of its assets or undertaking (other than arising in the ordinary course of business or by operation of law);

9.	grant or modify the terms of any loans or other financial facilities or any guarantees or indemnities for the benefit of any person, other than other Group Companies or guarantees or indemnities in respect of the obligations of other Group Companies in the ordinary course of business and consistent with past practice;

10.	acquire or agree to acquire (whether by merger, consolidation or acquisition of shares, stock, revenues, business or assets, or otherwise) an interest in any corporation, company or other business organisation or division thereof, or participate in any new contractual joint venture or partnership;

11.	propose or adopt a plan of merger, consolidation, restructuring, amalgamation, reclassification, recapitalisation or other reorganisation (save as contemplated by the Astra APA);

12.	enter into, amend or vary any transaction with any member of the Seller’s Group other than in the ordinary course of business and on terms which have been Disclosed by the Seller to the Buyer or are on the same pricing basis and other terms as trading and transactions conducted between those parties in the period of twelve (12) months prior to the date of this Agreement;

13.	enter into, amend or vary an agreement, arrangement or obligation (legally enforceable or not) in which the Seller, a director or former director of the relevant Group Company or a person connected with any of them other than in the ordinary course of business between the Seller and a Group Company and on terms which have been Disclosed by the Seller to the Buyer or are on the same pricing basis and other terms as trading and transactions conducted between those parties in the period of twelve (12) months prior to the date of this Agreement;

14.	enter into any agreement or incur any commitment involving any capital expenditure:

(a)	in excess of GBP 100,000; or

(b)	which, together with all other capital commitments entered into between the date of this Agreement and Completion, exceeds GBP 500,000,

in each case exclusive of VAT and which are not provided for in the Budget;

15.	transfer, acquire, dispose of or grant any option in respect of any material part of its assets, or agree to do so, except in the ordinary course of business on normal arm’s length terms;

16.	fail to settle, in accordance with, the payment procedures and timescales normally observed by the Group any debts incurred in the ordinary course of business;

17.	save as set out in Clause 5.3 or required by law:

(a)	make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any director, officer or Senior Employee; or

(b)	make any legally binding representation to its employees in relation to the Transaction or its consequences;

18.	amend the terms of employment or engagement of any Senior Employee (except in the usual course of its business) or provide, or agree to provide, a payment or benefit to any Senior Employee (or any of their dependants) exceeding GBP 60,000, or employ, engage, or terminate the employment or engagement of, a person other than for gross misconduct;

19.	engage or employ or make any offer to engage or employ any new persons or amend the terms of employment or engagement of, or agree to provide, a payment or benefit to, any existing employees, where the total salary costs of the Group would be increased by more than GBP 250,000 in aggregate, other than specifically set out in the Budget;

20.	take any steps, directly or indirectly, to terminate the contract of employment of any employee, or induce or attempt to induce any employee to terminate his employment, other than for gross misconduct;

21.	amend in any material respect or discontinue (whether wholly or partly) a pension scheme or plan, propose or intend to so amend, discontinue (whether wholly or partly), or exercise a discretion in relation to a material matter connected to a pension scheme

22.	amend its articles of association or other constitutional documents (other than revisions necessary to correct technical or typographical errors) or pass any resolution that is inconsistent with their provisions;

23.	pass any resolution in general meeting or by way of written resolution including, without limitation, any resolution for winding up, or to capitalise any profits or sum standing to the credit of the share premium account, capital redemption reserve fund or any other reserve (other than as may be set out in or contemplated by the Financial Transactions Schedule);

24.	commence any litigation or arbitration proceedings or agree to or permit the institution, release, discharge, compromise or settlement of any litigation or arbitration proceedings, except in relation to any routine debt collection;

25.	change its accounting reference date;

26.	make any material change to the accounting practices or policies by reference to which its accounts are drawn up (other than as recommended by the auditors of the Group or so as to comply with a change to any relevant law or accounting standard or practice);

27.	change its residence for Tax purposes or establish any permanent establishment;

28.	materially amend, retract or re-submit any Tax return which has previously been submitted to a Taxation Authority, or materially amend, disclaim or revoke any material Tax refund or Tax relief or any claim, surrender or election relating to Tax which has previously been received or submitted or notified to any Taxation Authority or otherwise given effect pursuant to applicable law and change any material basis, accounting method, accounting period, policy or practice relating to Tax or make or change any material election relating to Tax;

29.	settle, compromise, agree or materially negotiate any material audit, enquiry, or assessment, dispute or litigation relating to Tax with any Taxation Authority, enter into any closing agreement or similar agreement with any Taxation Authority, or consent to any extension or waiver of the limitation period relating to Tax;

30.	take any action or make any omission which would be reasonably likely to constitute or cause or give rise to a liability of the Seller for a breach of this Agreement (including, but not limited to, any of the Seller’s Warranties); or

31.	enter into any agreement or arrangement (whether in writing or otherwise) to do any of the foregoing or (where the Seller is able to prevent any of the foregoing) allow or permit any of the foregoing.

Schedule 5
Properties

Schedule 6
Seller’s Operational Warranties

1.	Commission and finder’s fees

No person is entitled to receive from any Group Company any finder’s fee, brokerage or other commission in connection with the purchase of the Shares.

2.	The Company and the Shares

Incorporation and Existence

2.1	Each Group Company is duly organised and validly existing under English law and has been in continuous existence since incorporation.

The Shares

2.2	The Seller is the sole legal and beneficial owner of the Shares, and:

(a)	the Playnation Shares constitute one hundred per cent. (100%) of the securities issued by Playnation;

(b)	the BFG Shares constitute one hundred per cent. (100%) of the securities issued by BFG;

(c)	the Gamestec Shares constitute one hundred per cent. (100%) of the securities issued by Gamestec;

(d)	the Harlequin Shares constitute one hundred per cent. (100%) of the securities issued by Harlequin;

(e)	the Innov8 Shares constitute sixty per cent. (60%) of the securities issued by Innov8; and

(f)	the Astra Shares constitute one hundred per cent. (100%) of the securities issued by Astra.

2.3	The details of the issued and authorised share capital of each Subsidiary are as set out in Schedule 1 (Group Companies). The shares in each Subsidiary described in Schedule 1 (Group Companies) comprise the whole of the allotted and issued share capital of that Subsidiary.

2.4	In respect of each Subsidiary, the shareholders specified in the relevant section of Schedule 1 (Group Companies) are the sole legal and beneficial owners of the shares in that Subsidiary and have the right to exercise all voting and other rights over such shares.

2.5	There is no Encumbrance in relation to any of the Shares or shares in any Subsidiary. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares or any shares in a Subsidiary and no Group Company is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the Shares or any shares in a Subsidiary or any interest therein to any person.

2.6	All the Shares, and all the shares in each Subsidiary (as set out in Schedule 1 (Group Companies)):

(a)	have been properly and validly allotted and issued;

(b)	are fully paid or credited as fully paid; and

(c)	together represent the whole of the issued share capital of the Group.

2.7	Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of any Group Company (including an option or right of pre-emption or conversion).

3.	The Group Companies

3.1	The particulars contained in Schedule 1 (Group Companies) are true, accurate and not misleading. Each of the entities listed in Part B of Schedule 1 (Group Companies) is a Subsidiary of a Company. No Group Company has, or has ever had, any interest in any other body corporate, partnership, unincorporated association or undertaking.

3.2	No Group Company has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated.

3.3	No Group Company has been involved in any corporate or group restructuring, including by way of merger, demerger or hive-down of assets, during the three (3) years ending on the date of this Agreement, and no such restructuring is currently taking place or envisaged other than under the terms of the Astra APA.

3.4	The persons listed in Schedule 1 (Group Companies) as directors of each Group Company are all the current directors of that Group Company, no other person is, or is held out as, a director of that Group Company and there is no other person in accordance with whose directions or instructions the directors are accustomed to act.

3.5	All dividends or distributions declared, made or paid by any Group Company have been declared, made or paid in accordance with its constitutional documents, applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

4.	Constitution

4.1	Each Group Company has the power to carry on its businesses as now conducted and the businesses of each Group Company has at all times been carried on intra vires.

Constitutional Documents

4.2	The constitutional documents of each Group Company in the form contained in the Data Room are true and complete and have embodied therein or annexed thereto copies of all documents as are referred to in section 36 of the Group Companies Act 2006, and all amendments thereto (if any) were duly and properly made.

Register of Members

4.3	The register of members of each of the Group Companies has been properly kept and contains true and complete records of the members from time to time of such Group Company and no Group Company has received any notice or allegation that any of the records of such members are incorrect or incomplete or should be rectified.

Powers of Attorney

4.4	No Group Company has executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind the relevant Group Company in any way and which power of attorney remains in force.

Statutory Books and Filings

4.5	The statutory books of each Group Company are up-to-date, in its possession and are true and complete in accordance with the law.

4.6	All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies (or other relevant company registry or other corporate authority in any jurisdiction) have been properly prepared and filed and are true and complete and the common seal of each Group Company is in its possession.

5.	Accounts

General

5.1	The Accounts give a true and fair view of the:

(a)	assets, liabilities, financial position and state of affairs of the relevant Group Company as at the Accounts Date; and

(b)	the profits and losses and changes in equity for the period ended on the Accounts Date of the relevant Group Company.

5.2	The Accounts have been properly prepared in accordance with UK GAAP, consistently applied in the last two (2) years.

5.3	The Accounts have been prepared in accordance with the Companies Act 2006 on a basis consistent with the basis upon which the audited accounts of the Group Companies have been prepared in respect of the two (2) years before the Accounts Date.

Liabilities

5.4	The Accounts make proper provision or reserve for or disclose all liabilities (including all contingent or deferred liability to Tax) of the Group Companies whether actual, contingent or otherwise.

Extraordinary and Exceptional Items

5.5	The results shown by the profit and loss accounts of the Group Companies for each of the two (2) financial years of the relevant Group Company ended on the Accounts Date have not (except as Disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by any other matter making the profits or losses for a period covered by any of those accounts unusually high or low.

Valuation of Stock

5.6	In the Accounts:

(a)	stock was valued in the same way as in the two (2) preceding financial years and on the basis of the lower of cost and net realisable value; and

(b)	all redundant and obsolete stock was written off and proper provision was made for all slow-moving and damaged stock.

Accounting and Other Records

5.7	The books of account and all other records of the Group Companies (including any which it may be obliged to produce under any contract now in force) are up-to-date, in their possession and are true and complete in accordance with the law.

5.8	All Agreements and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to the Group Companies or which ought to be in the possession of the Group Companies are in the possession of the Group Companies.

Management Accounts

5.9	The Management Accounts of the Group Companies have been prepared by the Group Companies on a consistent basis with historic management accounts of the Group Companies during the two (2) years prior to the Accounts Date and with due care and attention and show with reasonable accuracy the financial position of the Group Companies as at the date and for the period in respect of which they have been prepared but it is hereby acknowledged that they are not prepared on a statutory basis.

5.10	The Budget is the only current forecast that covers a 9-month forecast and three (3) months of actuals used in respect of the business of the Group Companies relating to the period following the date of this Agreement.

6.	Changes Since the Accounts Date

General

6.1	Since the Accounts Date:

(a)	each Group Company has carried on its businesses in the ordinary and usual course and so as to maintain its business as a going concern;

(b)	there has been no material adverse change in the financial or trading position or prospects of any Group Company; and

(c)	there has been no material reduction in the value of those fixed assets specified in the Accounts, to the extent still owned by the Group Companies.

Specific

6.2	Since the Accounts Date:

(a)	no Group Company has, other than in the ordinary course of trading:

(i)	disposed of, or agreed to dispose of, a material asset; or

(ii)	assumed or incurred, or agreed to assume or incur, a material liability, obligation or expense (actual or contingent);

(b)	no Group Company has disposed of or agreed to dispose of (i) a material asset for an amount which is lower than book value or an open market arm’s length value, whichever is the lower (other than pursuant to (ii)), or (ii) an asset for an amount which is lower than book value to an entity which was as the time of such transfer part of the same group as the relevant Group Company;

(c)	no Group Company has acquired or agreed to acquire a material asset for an amount which is higher than open market arm’s length value;

(d)	no Group Company has made, or agreed to make, capital expenditure in excess of GBP 100,000 or which, together with all other capital commitments entered into between the date of this Agreement and Completion, exceeds GBP 500,000, in each case exclusive of VAT and which are not provided for in the Budget.

(e)	no Substantial Supplier or Substantial Customer has ceased or substantially reduced its trade with a Group Company or has altered in any material respect the terms of trade to a Group Company’s disadvantage or given notice of an intention to do so;

(f)	no Group Company has declared, paid or made a dividend or other distribution (including a distribution for Tax purposes within the meaning of the Taxes Act) except to the extent provided in the Accounts;

(g)	no Group Company has passed a resolution of its shareholders (except for those representing the ordinary business of an annual general meeting);

(h)	no Group Company has repaid, purchased or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things;

(i)	no Group Company has formed any subsidiary, or acquired (whether by merger, consolidation or acquisition of shares, stock, revenues, business or assets or otherwise) an interest in any corporation, company or other business organisation, or participated in any partnership or joint venture or agreed to do any of the foregoing;

(j)	no Group Company has amended the terms of its borrowing or indebtedness or created, incurred or raised or agreed to create, incur or raise, any borrowing or indebtedness in the nature of borrowing (not including trade credit arising in the ordinary course of business);

(k)	no Group Company has made any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course consistent with past practice;

(l)	each Group Company has paid its creditors and has issued invoices and collected debts in the ordinary course consistent with past practice;

(m)	no change has been made in the rate of remuneration, incentives, severance, emoluments, pension or other compensation or benefits, of any director, officer, Worker, private contractor or other service provider with a basic annual salary in excess of GBP 60,000; and

(n)	no Group Company has repaid any sum in the nature of borrowings in advance of any due date or made any loan (including inter group) other than in accordance with the Financial Transactions Schedule.

7.	Assets

Title and Condition

7.1	There are no Encumbrances, nor has any Group Company agreed to create any Encumbrances, over any part of its undertakings or assets and each asset used by a Group Company (tangible or intangible) are:

(a)	legally and beneficially owned by such Group Company; and

(b)	where capable of possession, in the possession of such Group Company.

7.2	Each Group Company owns each asset (tangible or intangible) necessary for the operation of its businesses as currently conducted and without limitation no rights (other than rights as shareholders in each Group Company) relating to the businesses of such Group Company are owned or otherwise enjoyed by or on behalf of any member of the Seller’s Group.

7.3	All material plant, machinery, vehicles and equipment owned or used by any Group Company are in good condition and working order (fair wear and tear excepted) and have been properly maintained.

Hire Purchase and Leased Assets

7.4	Section 6.1c of the Data Room contains copies of any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which any Group Company is a party.

Stock

7.5	Each Group Company’s stock is of satisfactory quality and saleable in the usual course of its business in accordance with its current price list (save to the extent of any stock provision appearing in the Group Company’s Management Accounts).

7.6	So far as the Seller is aware, no Group Company has supplied, or agreed to supply, goods which have been, or will be, defective or which fail, or will fail, to comply with their terms of sale so far as the Seller is aware, and there are no goods in such a state ready for supply by such Group Company.

7.7	Each Group Company’s level of stock is reasonable having regard to current and anticipated demand.

7.8	No Group Company has acquired nor agreed to acquire any material part of their stock on terms that the property therein does not pass until full payment is made.

Debts

7.9	No debt shown in the Accounts or the Management Accounts is overdue by more than twelve (12) weeks, has been subordinated, written off or become irrecoverable.

7.10	No Group Company owes any material indebtedness to any person outside the Group Companies other than the indebtedness owed pursuant to agreements or instruments of which true and complete copies are set out in the Data Room.

8.	Intellectual Property

General

8.1	Save for any Intellectual Property licensed to a Group Company pursuant to the Transaction Documents, each Group Company is the sole and absolute legal and beneficial owner of all Intellectual Property used in connection with its businesses and where appropriate such Intellectual Property is registered in or applied for in the name of such Group Company. The Seller’s Disclosure Letter contains a correct, current and complete list of all such registered or applied for Intellectual Property, including patents, trademarks, domain names and pending applications for any of the foregoing.

8.2	The Intellectual Property owned by each Group Company is free from Encumbrances and such Intellectual Property together with Intellectual Property licenced to a Group Company, is subsisting, valid, exercisable and enforceable. Each Group Company has entered into binding, subsisting and enforceable written contracts with each current and former employee and contractor engaged by a Group Company whereby such employee or contractor grants to the Group Company an irrevocable assignment of any ownership interest such employee and contractor may have in any Intellectual Property used by each Group Company in connection with such Group Company’s Business.

8.3	Neither the execution, delivery or performance of this Agreement will result in the loss or impairment or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, any Group Company’s right to own or use any Intellectual Property used by each Group Company in connection with such Group Company’s Business.

Renewals/Maintenance

8.4	All registration and renewal fees have been paid in relation to the Intellectual Property which is registered or applied for in the name of each Group Company. All procedural steps have been taken for the prosecution and maintenance of such Intellectual Property and all steps have been taken for the maintenance and protection of any unregistered Intellectual Property owned by each Group Company.

Licences

8.5	The terms of all licences or rights (including in each case to Intellectual Property) (i) which have been granted by or to any Group Company, (ii) which have been transferred by or to any Group Company in the last six (6) months prior to the date of this Agreement, or (iii) which are being currently negotiated or other agreements, consents or undertakings entered into by any Group Company relating to the Intellectual Property owned by, licensed to or used by such Group Company, are contained in Sections 5.1a, 5.2a and 7.1d of the Data Room and, unless Disclosed, no Group Company, nor the Seller, is obliged to enter into any such agreement relating to the business of any Group Company. No Group Company is in breach of any licences or undertakings nor so far as the Seller is aware is there any fact or matter which is likely to create a breach of such licences, consents or undertakings.

Infringement

8.6	The use by any Group Company of any Intellectual Property used in the Business of any Group Company (including the processes or methods employed, services provided, the business conducted and the products and technology used, manufactured and dealt in or supplied, by any Group Company) has not infringed, violated or misappropriated and does not and is not likely to infringe, violate or misappropriate, in each case, the Intellectual Property of any other person.

8.7	So far as the Seller is aware no third party has or is infringing, violating, misappropriating or misusing or has threatened or is threatening to infringe, violate, misappropriate or misuse the Intellectual Property owned by or licensed to any Group Company.

8.8	No proceedings, actions (including any opposition, cancellation, revocation or review), challenge, claims or complaints have been brought or threatened (including in the form of offers to obtain a license) by any third party or competent authority in relation to the Intellectual Property owned by or licensed to any Group Company including any concerning title, subsistence, validity or enforceability or grant of any right or interest in such Intellectual Property. The Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such proceedings, actions, challenge, claims or complaints.

8.9	No Group Company is subject to any injunction, undertaking or court order or order of any other authority of competent jurisdiction not to use or restricting the use of any Intellectual Property.

Confidentiality Agreements

8.10	No Group Company has entered into any confidentiality or other agreement, and is not subject to any duty which restricts the free use or disclosure of any information used by that Group Company in its business except to the express extent set out in any agreement Disclosed at reference 5.1g of the Data Room, and there is no breach of any such agreement or duty by any Group Company.

9.	Effect of Sale

9.1	Neither the execution nor the performance of this Agreement nor any document to be executed at or before Completion in accordance with this Agreement will:

(a)	result in any Group Company losing the benefits of any Permit or any asset, licence, grant, subsidy, right or privilege which it enjoys at the date of this Agreement in any jurisdiction;

(b)	conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under, an agreement, arrangement or obligation to which a Group Company is a party or a legal or administrative requirement in any jurisdiction;

(c)	result in any Substantial Customer being entitled (and if a Substantial Customer is so entitled, so far as the Seller is aware, it will not exercise any such entitlement) or, so far as the Seller is aware, to cease dealing with the relevant Group Company or substantially reduce its existing level of business or to change any material terms upon which it deals with such Group Company;

(d)	result in any Substantial Supplier being entitled (and if a Substantial Supplier is so entitled, so far as the Seller is aware, it will not exercise any such entitlement) or, so far as the Seller is aware, to cease supplying the relevant Group Company or substantially reduce its supplies to or to change any material terms upon which it supplies such Group Company;

(e)	result in any officer or Senior Employee leaving the Group; or

(f)	make any Group Company liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares held by such Group Company in other bodies corporate under their constitutional documents or any agreement or arrangement.

10.	Insurance

Policies

10.1	Section 10.1a of the Data Room contains a list of each current insurance and indemnity policy in respect of which any Group Company has an interest (together the “Policies”). Each of the Policies is valid and enforceable. So far as the Seller is aware, there are no circumstances which might make any of the Policies void or voidable or enable any insurer to refuse payment of all or part of any claim under the Policies.

Other Insurance

10.2	The Group Companies have, at all material times, been and are, at the date of this Agreement adequately insured against accident, damage, injury, third party loss and loss of profits and has at all times effected insurance for employers liability, public and products liability, motor, computer cover, crime, personal injury, directors and officers, property, marine and goods in transit.

Claims

10.3	No claim is outstanding under any of the Policies and so far as the Seller is aware no matter exists which might give rise to a claim under any of the Policies save for the claims Disclosed, full details of which are set out in documents 35, 36 and 37 attached to the Disclosure Letter.

Premiums

10.4	Each Group Company has paid all premiums due in respect of the Policies and so far as the Seller is aware, has not done or omitted to do anything which might result in an increase in the premium payable under any of such Policies (other than make claims thereunder).

11.	Contractual Matters

Validity of Agreements

11.1	The Seller does not have any knowledge of the invalidity or unenforceability of, or a ground for termination, avoidance or repudiation of, a material agreement, arrangement or obligation to which any Group Company is a party. No party with whom any Group Company has entered into a material agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

11.2	So far as the Seller is aware, no party with whom any Group Company has entered into an agreement or arrangement with is in material breach of the agreement or arrangement and so far as the Seller is aware, no matter exists which might give rise to such breach.

11.3	So far as the Seller is aware, no Group Company is in breach of any material agreement or arrangement and so far as the Seller is aware, no matter exists which might give rise to such breach.

11.4	No orders or similar instructions have been made by any court or other competent authority requiring the modification of any agreement, arrangement or obligation to which any Group Company is a party and the Seller is not aware of any circumstances which could give rise to any such order or similar instruction in the future.

11.5	No Group Company is, or has received written notice in the twelve (12) months preceding the date of this Agreement that it is, in material default under any material contract to which it is a party and so far as the Seller is aware, no other party to a material contract has given notice to terminate such contract.

Customer and Supply Contracts

11.6	Copies of all agreements, or in the absence of a written agreement, full and accurate details of all arrangements, for the supply of stock, raw materials, products or goods to or by the Group Companies with their Substantial Customers and Substantial Suppliers are contained in Section 5.1 of the Data Room.

Material Agreements

11.7	No Group Company is a party nor is liable under any contract, transaction, arrangement or liability which:

(a)	is of an unusual or abnormal nature, or outside the ordinary and proper course of business;

(b)	is not on arm’s length terms;

(c)	is likely to result in a material loss on completion or performance;

(d)	requires it to pay any commission, finder’s fee, royalty or similar;

(e)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than twelve (12) months after the date on which it was entered into or undertaken);

(f)	is incapable of termination in accordance with its terms, by the relevant Group Company, on sixty (60) days’ notice or less;

(g)	cannot readily be fulfilled or performed by the relevant Group Company on time without undue or unusual expenditure of money, effort or personnel;

(h)	involves payment by the relevant Group Company by reference to fluctuations in the index of retail prices, or any other index or in the rate of exchange for any currency;

(i)	involves an aggregate outstanding expenditure or other liability by the relevant Group Company of more than GBP 1,000,000; or

(j)	restricts its freedom to engage in any activity or business or confines its activity or businesses to a particular place.

11.8	No Group Company is a party to or liable under:

(a)	an agreement, arrangement or obligation by which the relevant Group Company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association), shareholder or similar arrangement or agreement or any agreement which purports to regulate control or otherwise affects the voting or disposition of its shares; or

(b)	a distributorship, promotional, representation, franchising, agency, marketing, licensing or management agreement or arrangement.

Contracts with Connected Persons

11.9	There is, and during the three (3) years ending on the date of this Agreement there has been, no material agreement or arrangement (legally enforceable or not) to which a Group Company is or was a party and in which a director or former director of a Group Company or a person connected with any of them is or was interested in any way. No Group Company owes any obligation or sum to nor does it and neither will it immediately after Completion have any contractual or other arrangements of any sort with the Seller or any of its connected persons.

12.	Information Technology

Future Adequacy of Systems

12.1	The Systems used or planned to be used in connection with the businesses of each Group Company (including any outsourced systems and processes) are adequate for the current and reasonably foreseeable needs of those businesses, including as to the system capacity and ability to process current peak volumes and anticipated volumes in a timely manner.

Ownership of Systems

12.2	All Systems, excluding software, used in the business of a Group Company is owned and operated by and are under the control of such Group Company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of such Group Company.

No Systems Failures

12.3	In the twelve (12) months prior to the date of this Agreement, no (a) Group Company, and (b) so far as the Seller is aware supplier or vendor to any Group Company, in each case (a) and (b), has suffered any unauthorised access, use intrusion, breach of security, performance reduction, failures, defect malware, or bugs in or breakdowns of any System used in connection with the business of a Group Company which have caused or could reasonably be expected to cause any material disruption or interruption in or to their use. The Seller is not aware of any fact or matter which may so materially disrupt or interrupt or affect the use of such Systems following the acquisition by the Buyer of the Shares pursuant to this Agreement on the same basis as it is presently used.

IT Security and Back-ups

12.4	Each Group Company: (a) has taken adequate and proper actions to protect the integrity and security of such Systems and the data and other information stored or processed thereon; and (b) maintains and tests commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities.

Proprietary Software

12.5	The Seller’s Disclosure Letter contains a correct, complete and current list for all products and technology used, manufactured and dealt in or supplied by each Group Company and licensed Intellectual Property: (a) used in the development, maintenance, use or support of such products; or (b) incorporated in, distributed or licensed with such products and technology; or (c) used to deliver, host or otherwise provide services with respect to such products and technology.

Source Code

12.6	No Group Company has disclosed, delivered, licensed or otherwise made available or has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available any source code relating to any products and technology used, manufactured and dealt in or supplied, by that Group Company. So far as the Seller is aware, there has been no theft, reverse engineering, decompiling, disassembling or other unauthorised disclosure of, or access to, any such source code.

Open Source Software

12.7	No Group Company has used any Open Source Software in a manner that does, will or would reasonably be expected to require: (a) the distribution of products and technology used, manufactured and dealt in or supplied, by that Group Company in source code form; or (b) license or other provision of any such products or technology on a royalty-free basis; or (c) grant of any patent licenses, non-assertion covenants or other rights under any Group Company’s Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer such products or technology.

Defects; Malicious Code

12.8	So far as the Seller is aware, no product or technology manufactured, supplied, or developed by a Group Company contains any bug, defect, or error relating to its design or manufacture, malware or other malicious code that is expected to materially affect the value, functionality or performance of such product or technology.

Litigation in respect of software

12.9	Each Group Company is validly licensed to use the software and data used in such Group Company’s business (including products and technology used, manufactured, and dealt in or supplied, by that Group Company) and no action will be necessary to enable them to continue to use such software to the same extent and in the same manner as they have been used prior to the date of this Agreement.

13.	COMPETITION

13.1	No Group Company is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Group conducts business.

13.2	No Group Company, nor so far as the Seller is aware, any Worker acting in his or her capacity as a director, officer, worker or contractor (as applicable) of the Group, is the subject of any investigation, inquiry or proceedings by any relevant government body, agency, authority or court in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Group conducts business.

14.	Data Protection

Compliance with Data Protection Laws and Policies

14.1	Each Group Company has: (a) and any processing of Personal Data by on its behalf has, complied in all respects with Data Protection Laws (including by implementing and maintaining all necessary policies and procedures that comply with Data Protection Laws); (b) duly provided Data Subjects with relevant information notices and acquired the valid consent of Data Subjects to the processing of their Personal Data, to the extent required under Data Protection Laws at the time of the processing, and any processing of Personal Data by or on its behalf has been in accordance with such notices and any consents; (c) in place written agreements with any third party which it has authorised to have access to Personal Data which are in compliance with Data Protection Laws; (d) obtained and maintained in full force and effect and made all registrations and/or notifications required under Data Protection Laws; and (e) complied with its own notices, policies and procedures with respect to Personal Data.

No Data Transfers from the EEA

14.2	No Group Company has transferred or transfers Personal Data outside of the European Economic Area or the UK.

Compliance with Information Security Policies

14.3	The Group Companies have established and are in material compliance with a written information security procedure that: (a) includes technical and organisational measures to ensure a level of security appropriate to the risk of processing Personal Data, including as appropriate to protect the security, confidentiality and integrity of Personal Data; (b) is designed to protect against unauthorised processing of Personal Data and prevent the occurrence of a Personal Data Breach; and (c) reflects requirements of Data Protection Laws.

No Litigation

14.4	No proceedings, notices, actions, enquiries, investigations, challenges, claims or complaints have been served, commenced, brought or threatened by any third party, Data Subject or Data Protection Authority in relation to any Personal Data currently or previously processed by any Group Company. The Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such proceedings, notices, actions, enquiries, investigations, challenge, claims or complaints. No Data Subject has issued notice to any Group Company that s/he wishes to, exercise any rights afforded to her/him under Data Protection Laws.

Post-transaction Data Use

14.5	Following the Completion Date, so far as the Seller is aware, the Group Companies will be entitled to process the Personal Data processed by each Group Company prior to the Completion Date that are in the control or possession of the Group Companies after the Completion Date in the same or substantially similar manner in which that Personal Data was processed by the Group Companies in the course of their business immediately prior to the Completion Date in compliance with Data Protection Laws.

No Data Breaches

14.6	There is not, and there has not been, any Personal Data Breaches, nor so far as the Seller is aware are there any circumstances which would result in the occurrence of a Personal Data Breach, including with respect to any Personal Data or confidential information used in, or otherwise processed in relation to, the business of each Group Company.

15.	Liabilities

Borrowings

15.1	The total amount borrowed by each Group Company from its respective bankers does not exceed the limits of the applicable facilities and the total amount borrowed by each Group Company from whatsoever source does not exceed any limitation on such Group Company’s borrowing contained in its constitutional documents, or in any debenture or loan stock agreement or other instrument.

Continuance of Facilities

15.2	Copies of all agreements, and in absence of written agreements, full and accurate details, of all overdrafts, loans or other financial facilities outstanding or available to any Group Company are contained in Section 4.1a of the Data Room.

Bank Accounts

15.3	As at Completion, no Group Company will have any bank or deposit accounts (whether in credit or overdrawn) not included in the statements delivered pursuant to paragraph 1.1(l) of Schedule 2 (Completion Deliverables).

Guarantees and Indemnities

15.4	No Group Company is a party to or liable (including contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation (other than another Group Company).

15.5	No part of the loan capital, borrowing or indebtedness in the nature of borrowing of any Group Company is dependent on the guarantee or indemnity of, or security provided by, another person.

15.6	Save to the extent contained in its standard terms of business or other applicable written agreements in each case forming part of the Data Room or referenced in the Seller’s Disclosure Letter under which the Group Companies currently trade with their customers (or otherwise on the same terms in all material respects as such standard terms of business or written agreements), no Group Company has given any guarantee or warranty or made any representation in respect of service supplied or contracted to be supplied by it save for any guarantee or warranty implied by law and (save as aforesaid) have not accepted any liability or obligation in respect of any services that would apply after any such services had been supplied by it.

Events of Default

15.7	No event has occurred or is subsisting or been alleged or so far as the Seller is aware is likely to arise which:

(a)	constitutes an event of default, or otherwise gives rise to an obligation to repay, or to give security under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both); or

(b)	will lead to an Encumbrance, guarantee, an indemnity, suretyship or other obligation created or constituted in connection with borrowing or indebtedness in the nature of borrowing of any Group Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).

Off-balance sheet financing

15.8	No Group Company is, or has been, engaged in any financing arrangements that would not be required to be shown or reflected in the Accounts.

Factoring

15.9	No Group Company has factored, discounted or securitised any of its receivables.

Grants

15.10	No Group Company has ever received any repayable grant, subsidy or other payment of a similar nature made to it by any person (including the Department for Business, Innovation and Skills or its predecessor).

16.	LICENSES

16.1	The Group has obtained:

(a)	all licences, permits, authorisations or consents required by law in order for it to supply or provide gambling products or services in the same manner as currently supplied or provided by any Group Company (“Gambling Licences”); and

(b)	all other necessary licences, permits, authorisations or consents required by law (excluding Intellectual Property licences) in order for it to carry on its business as now carried on, the absence of which would have a material adverse effect on the business of the Group (“Material Licences”).

16.2	Where required to do so under any law or regulation or by any relevant authority, suitable directors, officers or employees of the Group Companies have obtained personal licences permits, authorisations or consents as required to enable such individuals (and/or the relevant Group Companies) to be involved in the supply or provision of gambling products or services (“Personal Licences”).

16.3	Each of the Gambling Licences, Material Licences and Personal Licences (“Relevant Licences”) is valid and subsisting and has been complied with in all material respects.

16.4	No Group Company, nor any Worker acting in their capacity as an employee of the Group, is the subject of any investigation, inquiry or proceedings by any relevant government body, agency, authority or court in connection with any actual or alleged infringement of the gambling laws of any jurisdiction in which the Group conducts business.

16.5	During the three (3) years ending on the date of this Agreement, no Group Company has received any notice in writing alleging that a material default under any of the Relevant Licences has occurred, or indicating that any of the Relevant Licences will or may be investigated, reviewed, suspended, cancelled, modified or revoked in whole or in part (whether as a result of Completion, the entry into this Agreement or otherwise).

16.6	During the three (3) years ending on the date of this Agreement, no Group Company has paid any fine or made any voluntary payment to any regulatory body or authority in connection with any alleged or actual breach of a Relevant Licence.

16.7	Compliance with this Agreement will not breach or constitute a default of any Relevant Licence or cause any Group Company to lose a right or benefit which it currently has the benefit of under any Relevant Licence. None of the terms and conditions of any Relevant Licence (whether explicitly forming part of the licence or attaching to the licence by operation of law or regulation) requires any notification to, or approval of, any issuing authority, licensing authority or other governmental authority.

17.	Products

17.1	There is no material proceeding by any Governmental Entity relating to any product, including the packaging, labelling and advertising related thereto, that, in the three (3) year period prior to the date of this Agreement, was manufactured, processed or sold by a Group Company or any services provided in the three (3) year period prior to the date of this Agreement by a Group Company (a “Product”), or Proceeding involving a Product, which is pending or threatened, by any person.

18.	Insolvency

Winding up

18.1	No order has been made, petition presented or resolution passed for the winding up of or for the appointment of a provisional liquidator to any Group Company.

Administration

18.2	No Group Company has been and is not in administration (as defined in schedule B1 of the Insolvency Act 1986) and no step (including the service of any notice or the filing of any document(s)) has been taken under schedule B1 of the Insolvency Act 1986 by any person to place any Group Company in administration.

Receivership

18.3	No receiver, receiver and manager, or administrative receiver has been appointed of the whole or part of any Group Company’s businesses or assets.

Compromises with Creditors

18.4	No voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of any Group Company.

18.5	No compromise or arrangement under section 895 of the Companies Act 2006 has been proposed, agreed to or sanctioned in respect of any Group Company.

Insolvency

18.6	No Group Company is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to “if it is proved to the satisfaction of the court that” in sections 123(1)(e) and 123(2)).

Distress

18.7	No distress, execution or other process has been levied on an asset of any Group Company.

19.	LITIGATION AND COMPLIANCE WITH LAW

Litigation

19.1	No Group Company nor so far as the Seller is aware, a person for whose acts or defaults any Group Company is vicariously liable, is involved, or has during the three (3) years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction. No civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against a Group Company or so far as the Seller is aware a person for whose acts or defaults a Group Company is vicariously liable.

19.2	So far as the Seller is aware, no matter exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction involving a Group Company or a person for whose acts or defaults a Group Company is vicariously liable.

19.3	There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against a Group Company or so far as the Seller is aware, a person for whose acts or defaults a Group Company is vicariously liable.

Compliance with Law

19.4	The Group Companies have conducted their businesses, affairs and dealt with their assets in all material respects in accordance with all applicable legal and administrative requirements in all relevant jurisdictions.

Investigations

19.5	No Group Company has been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) in any jurisdiction and none is pending or threatened, and neither has any Group Company received any request for information from, any court or governmental authority. So far as the Seller is aware, no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.

Unlawful Payments

19.6	No Group Company nor so far as the Seller is aware, a person for whose acts or defaults a Group Company is vicariously liable has:

(a)	induced a person to enter into an agreement or arrangement with a Group Company by means of an unlawful payment, contribution, gift or other inducement;

(b)	offered or made an unlawful payment, contribution, gift or other inducement to a government official or employee; or

(c)	directly or indirectly made an unlawful contribution to a political activity.

All references to a Group Company in this Paragraph 19.6 of this Schedule 6 should be deemed to include such Group Company’s officers, agents and employees.

19.7	Each of the Group Companies and each of their respective directors, officers and Workers and, to the best of the Seller’s knowledge, information and belief, any agent or other third party representative acting for, on behalf of, or at the direction of any Group Company, has acted at all times in compliance with, and is currently in compliance with, all applicable Anti-Bribery Laws, Anti-Terrorism and Anti-Money Laundering Laws.

19.8	The Group has instituted and maintained policies and procedures designed to ensure continued compliance by each Group Company and each of its agents and Workers with Anti-Bribery Laws and to prevent any breach of Anti-Bribery Laws by each Group Company or any of its agents or Workers occurring (together, the “Anti-Corruption Compliance Programme”). No Group Company nor so far as the Seller is aware, any of its agents has done anything or omitted to do anything which amounts to a breach of the Anti-Corruption Compliance Programme.

Sanctions

19.9	None of the Seller nor any Group Company, nor any director, officer or Worker of any Group Company, nor, to the best of the Seller’s knowledge, information and belief, any agent or other third party representative acting for, on behalf of, or at the direction of any Group Company (a) is currently, or has been in the last three (3) years, been a Sanctioned Person; or (b) is currently participating, or has participated in the last three (3) years, in any transaction involving or for the benefit of a Sanctioned Person, or any country or territory subject to country-wide or territory-wide Sanctions.

20.	BROKERAGE OR COMMISSIONS

No Group Company is liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.

21.	WORKERS

Particulars of Workers

21.1	Section 13.1a of the Data Room includes:

(a)	anonymised particulars of job title, date of commencement of employment, date of birth, notice period, holiday entitlement and accrued but unused holiday, period of continuous employment (calculated in accordance with chapter 1 of part XIV of the Employment Rights Act 1998) of every Worker;

(b)	particulars of all remuneration and other benefits actually provided or which any Group Company is bound to provide (whether now or in the future) to each Worker (including particulars of and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors’ and officers’ insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings, excluding the Pension Scheme (the “Employment Schemes”) operated for all or any Workers or former Workers of any Group Company or their dependants, whether legally binding on such Group Company or not);

(c)	any settlement, compromise and severance agreements where there is an outstanding obligation on any Group Company to make a payment or provide a benefit to a current or former employee, director or consultant on termination of employment or otherwise; and

(d)	copies of all handbooks, policies and other documents that apply to any Worker.

Terms and Conditions

21.2	(a)	Section 13.1b of the Data Room contains copies of all the service agreements and employment contracts of the Key Employees.

(b)	Section 13.1g of the Data Room contains copies of all the standard terms and conditions, staff handbooks and policies which apply to each category of Worker.

(c)	Section 13.2 of the Data Room contains copies of consultancy agreements under which services are provided to a Group Company by a Worker (who is a self-employed contractor and who is either a party to such a contract or has a controlling interest in a legal entity which is party to such a contract) where the consultancy services are at an annual cost of GBP 60,000 or more.

(d)	There are no terms and conditions in any contract with any Worker pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transaction contemplated by this Agreement.

Visas and Right to Work Checks

21.3	(a)	Every Worker who requires permission to work in the United Kingdom has current and appropriate permission to work in the United Kingdom.

(b)	Each Group Company carries out right to work checks in accordance with applicable laws.

Operation of the Employment Schemes

21.4	(a)	The Employment Schemes have, at all times, been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority in relation to the Employment Schemes have been so filed.

(b)	No past or present Worker or any dependant thereof or any other participant in any Employment Scheme has made any claim against any Group Company in respect of any Employment Scheme which is still outstanding and no such claim has been made in the last 12 months, and no event has occurred which could or might, so far as the Seller is aware give rise to any such claim.

Notice Periods

21.5	The terms of employment or engagement of all Workers are such that their employment or engagement may be terminated by not more than three (3) months’ notice given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).

Changes since the Accounts Date

21.6	Since the Accounts Date, no Group Company has made, announced or proposed any changes to the employment terms, including emoluments or benefits of or any bonus to any Worker and no Group Company is under an obligation to make any such changes with or without retrospective operation.

Holiday Pay

21.7	In the two (2) years preceding the date of this Agreement, in respect of the Workers, all holiday pay for periods of holiday taken under regulation 13 of the Working Time Regulations 1988 (SI 1988/1833) has been calculated and paid in accordance with Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organisations of working time.

Loans

21.8	There are no amounts owing by any Group Company to any Worker (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses) or amounts agreed to be loaned or advanced by any Group Company to any Worker in excess of GBP 5,000 per individual.

Share Incentive Agreements

21.9	No Group Company is a party to, bound by or proposing to introduce for the benefit of any current or former Worker (or any of his or her respective associates or nominees) any equity or profit-sharing incentive arrangement (including any share option or share award plan).

Notice of Termination, Leave of Absence, Disciplinary Warning and Outstanding Offers

21.10	(a)	No notice to terminate the contract of any Worker (whether given by the relevant Group Company or the Worker) is pending, outstanding or threatened, nor has any such notice been given by the relevant Group Company or Worker in the three (3) months ending on the date of this Agreement.

(b)	There are no Workers who are on secondment, maternity or other family leave or absent on grounds of illness or disability or other leave of absence (other than normal holidays or absence of no more than two weeks due to illness).

(c)	No Worker is subject to a current disciplinary warning or other procedure.

(d)	There are no outstanding offers of employment or engagement by any Group Company and no person has accepted such an offer but not yet taken up the position accepted.

Payment up to Completion

21.11	All salaries, wages, fees and other benefits of all Workers have, to the extent due, been paid or discharged by the relevant Group Company in full together with all related payments to third-party benefit providers and relevant authorities.

Securities and Employee Benefit Trusts

21.12	(a)	No employment related securities or securities options (as defined in part 7 of the Income Tax (Earnings and Pensions) Act 2003) (including, without limitation, shares in any Group Company and option over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with any Group Company.

(b)	There are no employee benefit trusts, family benefit trusts or similar arrangements established by any Group Company under which any Worker (or any of their respective nominees or associates) may benefit in any form.

Industrial Relations

21.13	(a)	No Workers are, or have been in the last 12 months, members of a trade union, staff association or any other body representing workers which is recognised by any Group Company for the purposes of collective bargaining.

(b)	No Group Company is, or has been in the last 12 months, a party to any collective agreements (whether with a trade union, staff association or any other body representing workers and whether legally binding or not) concerning such Group Company.

(c)	No Group Company is, or has been in the last 12 months, in a dispute with a trade union, works council or employee representative body.

Claims and Allegations by Workers

21.14	(a)	No past or present Worker has, or within the twelve (12) months preceding the date of this Agreement has brought, any claim or right of action against any Group Company, including (but not limited to) any claim:

(i)	in respect of any accident or injury which is not fully covered by insurance (subject to any relevant excess); or

(ii)	for breach of any contract of services or for services; or

(iii)	for breach of any statutory employment rights,

and so far as the Seller is aware no event or inaction has occurred which could or might give rise to any such claim.

(b)	Each Group Company has properly investigated all employment discrimination and sexual harassment allegations of, or against, any Worker. With respect to each such allegation with potential merit, the relevant Group Company has taken proper action that is reasonably calculated to prevent further discrimination and harassment and the relevant Group Company does not reasonably expect to incur any material liability with respect to any such allegations.

(c)	No discrimination questionnaire has been served on a Group Company by a Worker that remains unanswered in full or in part.

Redundancy

21.15	(a)	Within the period of six (6) months ending on the date of this Agreement, no Group Company has given notice of a redundancy to the relevant authority or body or started consulting about making any employees redundant with an independent trade union, works council or employee representative body under any applicable statutory provisions or failed to comply with a legal obligation to do so.

(b)	No Group Company has any obligation, whether contractual or otherwise, to make redundancy payments in excess of the statutory minimum levels, nor has it proposed nor is it proposing to make any ex gratia or voluntary payments on redundancies or other dismissals.

(c)	There is no provision in any occupational pension scheme in which Workers participate which provides enhanced benefits on redundancy.

Transfer Regulations

21.16	No Group Company has within the two (2) years preceding the date of this Agreement (and other than in relation to the Astra APA) entered into any agreement which involves or may involve any Group Company (and no event has occurred which may involve any Group Company in the future) acquiring or disposing of any undertaking or business or part of one or being involved in any service provision change (as defined in the Transfer Regulations) such that the Transfer Regulations applied or may apply thereto.

Disability Discrimination Act 1995

21.17	Each Group Company has made all reasonable adjustments to its practices, policies and procedures to comply with its duties as a provider of services under the Disability Discrimination Act 1995.

22.	PENSIONS

Pension Scheme details

22.1	The Pension Scheme is the only arrangement under which any Group Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pensions, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees. No proposal or announcement has been made to any Worker as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

Section 14.1a of the Data Room contains details of the Pension Scheme, including:

(a)	copies of all documents governing the Pension Scheme and of any explanatory booklets relating to it;

(b)	a list of all Workers who are members of the Pension Scheme with all details relevant to their membership and necessary to establish their entitlements under the Pension Scheme; and

(c)	details of the rates of contributions payable or most recent premium paid and such details are true and accurate in all material respects.

Auto-Enrolment

22.2	Each Group Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. No notices, fines or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator in respect of the Group Companies. These are set out in Section 14.2a of the Data Room:

(a)	any documents relating to the relevant staging date;

(b)	copies of any correspondence with the Pensions Regulator regarding auto-enrolment, including details of registration in accordance with regulation 3 of The Employers’ Duties (Registration and Compliance) Regulations 2010;

(c)	copies of any records kept in accordance with regulations 5-8 of The Employers’ Duties (Registration and Compliance) Regulations 2010;

(d)	if a personal pension scheme was used as a “qualifying scheme”, copies of any agreements between the provider and the jobholder under section 26 of the Pensions Act 2008; and

(e)	details of any Workers who have opted out and copies of any opt-out letters in respect of those Workers.

Contributions

22.3	All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Scheme have been duly paid. There are no liabilities outstanding in respect of the Pension Scheme at the date of this Agreement. The contributions in respect of the Pension Scheme have been paid at the rates set out in the most recent schedule of contributions or the most recent payment schedule.

Additional Contributions

22.4	Save in respect of the Pensions Scheme and any state social security arrangements, no Group Company has an obligation to provide, or contribute towards, any scheme which provides pension, cessation of employment, ill-health, injury or death benefits in respect of any Worker.

Accordance with Law

22.5	The Pension Scheme has at all material times and in all material respects been operated in accordance with the provisions of its governing documentation, all applicable legislation and the general requirements of law and regulatory practice.

Disputes

22.6	There are no outstanding or threatened disputes in respect of a Group Company’s obligations, or contributions payable under the Pension Scheme, nor so far as the Seller is aware do any circumstances exist which are likely to give rise to such a dispute.

Defined Benefit Scheme Liability

22.7	No Group Company has (i) been a party to, a sponsoring employer of, or otherwise is under any liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item or (ii) been a group undertaking (as defined in section 1161 of the Companies Act) or been connected with or an associate (within the meaning of sections 249 and 435 of the Insolvency Act 1986 respectively) of an employer in any scheme outlined in (i) above. All benefits payable under the Pension Scheme (other than lump sum death benefits) are money purchase benefits (as defined by Section 181 of the Pensions Schemes Act 1993).

23.	PROPERTIES

All Property

23.1	No Group Company owns, uses or occupies any freehold or commonhold property and the Properties comprise all land owned, used or occupied by any Group Company. The particulars of the Properties set out in Schedule 5, are true, complete, accurate and not misleading.

Good Title

23.2	The relevant Group Company has good title to the relevant Properties as indicated in Schedule 5 and, unless Disclosed in Schedule 5, the relevant Group Company is solely legally and beneficially entitled to the relevant Properties.

Sole Occupation

23.3	The relevant Group Company as tenant to the lease as indicated in Schedule 5 is in sole occupation of the relevant Property.

No Encumbrances

23.4	Unless Disclosed in Schedule 5, the Properties and the title agreements thereto are not and will not at Completion be subject to any Encumbrance and no Group Company has agreed to grant any Encumbrance nor any right to occupy or use the Properties.

Adequacy of Existing Beneficial Rights

23.5	Each of the Properties has the benefit of all rights necessary for the continued present use and enjoyment of the same such rights not being capable of withdrawal by any person nor liable to be made subject to any charge therefor.

No Other Liabilities

23.6	No Group Company has any actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, land apart from the Properties.

Title Agreements and Documents

23.7	Each Group Company has under its control all title agreements and documents necessary to prove its title to the relevant Properties and the same are original documents or properly examined abstracts; where any of the Properties is leasehold, the title documents include all necessary consents for the grant and assignment of the lease satisfactory details of all reversioners’ titles, memoranda of rent increases where appropriate, and all reversioners’ consents required under the lease; where any of the Properties is subject to leases, under-leases, agreements or licences, the title documents include all necessary consents in connection therewith and evidence of registration of the grant of the same where appropriate.

Leasehold Properties

23.8	With respect to the leases (which expression includes under-leases) under which the Properties are held:

(a)	true and complete copies of the leases and any documents made supplemental or collateral thereto have been Disclosed;

(b)	the relevant Group Company has paid the rent, service charges, insurance rent and/or other amounts due (upon demand where such demand is required under the relevant lease) in respect of the relevant Properties and have not received any written notice of breach of any of the covenants on the part of the tenant and the conditions contained in those leases that has not been remedied;

(c)	so far as the Seller is aware there is no fact or circumstance which could entitle or require a landlord to forfeit or take possession of the relevant Properties or terminate such Group Company’s continued and uninterrupted possession or occupation of the relevant Properties;

(d)	there are no rent reviews which are in the course of being determined; and

(e)	the Seller is not aware of any breach of the lease by any other party to such leases.

Repair and Condition

23.9	So far as the Seller is aware, all buildings and structures comprised in the Properties are in such repair and condition as is required for the proper continuation of the Business from such Properties in the manner carried on by the Group in the period of twelve (12) months prior to the date of this Agreement.

Development

23.10	All development carried out by a Group Company at the Properties has been and is lawful and all necessary consents and permissions have been or are being obtained for such development.

No Adverse Rights in Course of Acquisition

23.11	No right, easement, licence or other arrangement is enjoyed or is in the course of being acquired by or against the Properties (and none is needed) for obtaining access to any land or for repair of any premises or to comply with any fire regulations.

Other Matters Adversely Affecting the Properties

23.12	There are no agreements, covenants, restrictions, exceptions, reservations, conditions, rights, privileges or stipulations affecting the Properties which are of an onerous or unusual nature or which materially conflict with the user thereof.

No Default

23.13	Each Group Company has duly performed, observed and complied in all material respects with all covenants, restrictions, exceptions, reservations, conditions, agreements, statutory and common law requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the relevant Properties and the uses of the relevant Properties including the terms of any lease, under-lease or tenancy agreement under which any part of any of the relevant Properties are held and the terms of any joint venture, finance or development agreement or agreement for lease and the development and/or uses of the relevant Properties do not contravene the same and (without prejudice to the generality of the foregoing) all outgoings have been paid to date and (in the case of leasehold property) all rents and service charges have been paid to date and no notice of any alleged breach of any of the terms of any such lease or tenancy agreement as aforesaid has been served on any Group Company.

No disputes or Challenges

23.14	(a)	The Properties are not affected by any disputes, notices or complaints which affect the use of the Properties for the purposes for which they are now used and there are no matters or Encumbrances affecting the Properties and which would prevent or impede the relevant Group Company from operating and carrying on the businesses currently carried on at the relevant Properties.

(b)	No Group Company has received any written notice challenging the validity, enforceability and/or exercise by them, in relation to any of the Properties or of any actual or claimed easements and other rights, consents, permissions, permits, approvals and/or licences presently held and/or exercised in relation to the use, enjoyment and maintenance of such Properties (as applicable) for the purposes of its existing business carried on from such Properties.

24.	ENVIRONMENTAL MATTERS

Consents, Compliance and Proceedings

24.1	(a)	So far as the Seller is aware each Group Company has obtained and complies with the terms and conditions of all Environmental Consents and all such current Environmental Consents remain in full force and effect. No Group Company has received any notice of, and so far as the Seller is aware there are no circumstances that may reasonably be expected to lead to, any termination, material modification, restriction or suspension of any Environmental Consents.

(b)	So far as the Seller is aware each Group Company complies with all Environmental Laws and has no contingent liabilities under Environmental Laws.

(c)	So far as the Seller is aware no Group Company is party to, and has not otherwise accepted the burden of an indemnity, guarantee, warranty or other contractual provision or arrangement concerning liabilities, losses, damages, fines, penalties, charges or cost of expenses relating to Environmental Laws.

(d)	No expenditure or works are, or so far as the Seller is aware will be, required and no process changed in order for any Group Company or property to comply with Environmental Laws.

25.	HEALTH AND SAFETY

25.1	Each Group Company complies and has complied in all material respects with Health and Safety Law.

25.2	Each Group Company has obtained and is and complies with the terms and conditions of all Health and Safety Consents and all Health and Safety Consents are in full force and effect and have been Disclosed to the Buyer. The Seller is not aware of any facts or circumstances indicating that any Health and Safety Consents would or might be varied, suspended, revoked, withdrawn or not renewed.

25.3	There are no civil, criminal or administrative action, claim, complaint, notice, investigation, litigation, proceeding, suit or arbitration served on or taken, pending or threatened against each Group Company or each Group Company’s directors, secretary (if any) or managers with respect to any alleged non-compliance with or liability under Health and Safety Law and so far as the Seller is aware there are no facts or circumstances which could give rise to any such action, claim, complaint, notice, investigation, litigation, proceeding, suit or arbitration. Each Group Company is not and has not been a party to any action, claim, litigation, proceeding, suit or arbitration against a third party with respect to any alleged non-compliance with or liability under Health and Safety Law and so far as the Seller is aware there are no facts or circumstances which could give rise to each Group Company commencing any such proceedings against a third party.

25.4	Each Group Company maintains and has maintained insurance in respect of health and safety liabilities as required by Health and Safety Law.

26.	TAXATION

Returns

26.1	Each Group Company has complied with all its duties under all taxation statutes and has kept all records, made all returns and supplied all information and given all notices to HMRC or other Taxation Authority as reasonably requested or required by law within any requisite period and all such returns and information and notices and any statements or disclosures made to any Taxation Authority are correct and accurate in all respects and are not the subject of any dispute and so far as the Seller is aware there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

Clearances

26.2	No action has been taken by any Group Company in respect of which any consent or clearance from HMRC or any other Taxation Authority was required save in circumstances where such consent or clearance was validly obtained, and where any conditions attaching thereto were met and will, immediately following completion, continue to be met.

Payment of Tax

26.3	Each Group Company has duly and punctually paid all Tax to the extent that the same ought to have been paid on or prior to Completion and is not liable nor has it within three (3) years prior to the date of this Agreement been liable to pay any penalty or interest in connection therewith.

Tax Arising under this Agreement

26.4	No Group Company will become liable to any Tax (and, in particular, to any Tax pursuant to the Pay-As-You-Earn provisions or any national insurance contributions) in consequence of the entering into or completion of this Agreement or anything done pursuant to their terms.

Provision for Tax in the Accounts

26.5	The Accounts make proper provision or reserve in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on any Group Company or for which it is accountable at the Accounts Date whether or not the relevant Group Company has or may have any right of reimbursement against any other person and proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

Disputes

26.6	No Group Company is involved in any dispute or investigation in relation to Tax with a Taxation Authority and so far as the Seller is aware no circumstances exist which are likely to give rise to a dispute or investigation in relation to Tax with a Taxation Authority.

Post-Accounts Date Events

26.7	Since the Accounts Date:

(a)	no Group Company has been involved in any transaction which has given, may give or would, but for the availability of any relief, give rise to any Tax other than in respect of actual income earned by such Group Company in the course of its trade;

(b)	no Group Company has made any payment of a revenue nature (or incurred any liability to make any such payment) (other than business entertainment expenditure not exceeding GBP 10,000) which could be disallowed as a deduction in computing the taxable profits of such Group Company or as a charge on such Group Company’s income. No Group Company has been involved in any transaction other than on arm’s length terms;

(c)	no accounting period (as defined in section 12 of the Taxes Act) of any Group Company has ended as referred to in section 12(3) of the Taxes Act; and

(d)	no disposal has taken place or other event occurred such that any Group Company would be required to bring a disposal value into account for the purposes of the Capital Allowances Act 2001 or such that a chargeable gain could or would accrue to such Group Company.

Distributions and Payments

26.8	Since the Accounting Date, each Group Company has deducted and properly accounted to the appropriate Taxation Authority for all amounts which it is obliged to deduct in respect of Taxation, has complied in all material respects with all reporting requirements relating to all such amounts and has (where required by the applicable taxation statute) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

26.9	Since the Accounting Date, no Group Company has declared, paid or made any dividend or other payment which is, or, so far as the Seller is aware, could be treated as, a distribution.

VAT

26.10	Each Group Company is a registered taxable person for VAT legislation and has not at any time been treated as a member of a group of companies for such purpose and has not made any application to be so treated and no circumstances exist whereby any Group Company would or might become liable for value added tax as an agent or otherwise by virtue of section 47 of the VATA.

26.11	Each Group Company has complied in all material respects with the requirements and provisions of the VAT legislation and has made and maintained and will, pending Completion, make and maintain accurate and up-to-date records, invoices, accounts and other documents required by or necessary for the purposes of the VAT legislation and each Group Company has at all times punctually paid and made all payments and returns required thereunder.

26.12	No Group Company has made any exempt supplies in consequence of which it is or will be unable to obtain credit for all input tax paid by it during any VAT quarter ending after the Accounts Date.

Stamp Duty and Stamp Duty Land Tax

26.13	All documents in the enforcement of which any Group Company is or may be interested have been duly stamped and since the Accounts Date no Group Company has been a party to any transaction whereby the such Group Company would or has or could become liable to stamp duty reserve tax.

26.14	In relation to the Properties, no Group Company is, and has never been, party to any Land Transaction in respect of which such Group Company has, since the Accounts Date, been liable or could at any time after the date of this Agreement become liable to pay any stamp duty land tax under any provisions of any Act.

26.15	No stamp duty land tax shall arise under Paragraph 11 of Schedule 17A to the FA (cases where assignment of lease treated as grant of lease) on the assignment of any lease in which any Group Company has an interest.

26.16	Each Group Company has in its possession all stamp duty land tax returns and/or self-certificates (as defined in section 79(3)(b) of the FA) filed by such Group Company in relation to land in which or in part of which such Group Company has an interest.

Close Companies

26.17	No Group Company is, or has in the seven (7) year period ending on the date of this Agreement, been a close investment-holding company within the meaning of section 34 CTA 2010.

Chargeable Gains

26.18	No Group Company owns any debt (not being a debt on security) upon the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of section 251 of the TCGA.

26.19	No Group Company has at any time:

(a)	realised any loss to which section 18(3) of the TCGA applies;

(b)	made a claim under section 23, 152 to 158 (inclusive), 175 or 247 of the TCGA which affects the amount of the chargeable gain or allowable loss which would, but for such claim, have arisen upon a disposal of any asset owned by the Company on or after the Accounts Date and has not acquired any asset or any interest in any asset in circumstances in which another company has made a claim under section 175 of the TCGA which affects for the purposes of the TCGA the amount or value of the consideration given for such asset or interest;

(c)	in the six (6) years preceding the Completion Date been a party to, involved in, or connected with any disposal of assets falling within section 29 of the TCGA or any scheme or arrangement whereby section 30 of the TCGA might be applicable to any disposal by the relevant Group Company of any asset before, on or after the date of this Agreement;

(d)	in the six (6) years preceding the Completion Date been a party to, involved in, or connected with any exchange of securities or any scheme of reconstruction such as is mentioned in section 135, 136 or 139 of the TCGA under which shares or debentures have been or will be issued or assets have been or will be transferred; or

(e)	disposed of or acquired any asset in circumstances falling within section 17 of the TCGA.

Capital Allowances

26.20	Since the Accounts Date, no Group Company has done, or omitted to do, or agreed to do, or permitted to be done, any act nor has any event occurred as a result of which there may be made a balancing charge under section 55 or 56 of the CAA 2001 or any disposal value may be brought into account under those sections.

26.21	No Group Company is in dispute with any person as to the entitlement to capital allowances under Chapter 14 of Part 2 of the CAA 2001 (entitlement to allowances for machinery and plant which are fixtures).

26.22	No Group Company has made any election in the last six (6) years under the provisions of section 85, 177, 183 or 290 of the CAA 2001.

26.23	Each Group Company has in its possession details of all capital allowances claimed by it in respect of the accounting period ended on the Accounting Date in respect of each asset or pool of assets in respect of which separate computations for capital allowances are required to be made or, as a result of any election, are made.

Inheritance Tax

26.24	There is no outstanding HMRC charge (as defined in section 237 of the IHTA) over any asset of a Group Company or over any of the Shares.

26.25	There are in existence no circumstances by virtue of which any such power as is mentioned in section 212 of the IHTA could be exercised in relation to any asset of a Group Company or to any of the Shares or by virtue of which any such power could be exercised but for the provisions of section 204(6) of the IHTA.

Loan Relationships

26.26	All interests, discounts and premia payable by a Group Company in respect of its loan relationships (within the meaning of Chapter 8 of Part 5 CTA 2009) are eligible to be brought into an account by a Group Company as a debit for the purposes of Part 5 CTA 2009 at the time and to the extent that such debits are recognised in the statutory accounts of the relevant Group Company.

26.27	Since the Accounts Date, no Group Company has been and is not entitled to be released from any liability arising under any debtor relationship of a Group Company.

Tax Residency

26.28	Each Group Company is and always has been exclusively resident for the purposes of Tax in its jurisdiction of incorporation and in each case is not liable to Tax (nor has any Tax Authority sought to make it liable to Tax) in any jurisdiction other than its jurisdiction of incorporation. No Group Company has carried on a trade, operated a permanent establishment, foreign branch or had any other presence for Tax purposes in any jurisdiction other than its jurisdiction of incorporation.

Employment related Securities

26.29	No arrangements exist or have existed whereunder a Group Company has granted or agreed to grant to any employee or ex-employee (or director or ex-director) of a Group Company, or any associated person (as defined by sections 421C and 472 of ITEPA 2003) of any such employee or director, any securities or any interest in securities or any securities option (in each case, as defined by section 420 of ITEPA 2003), whether of a Group Company or any other person.

26.30	No Group Company is a participating company in any scheme approved under Schedule 9 of the Taxes Act or Chapter 7 or 8 Part 7 of ITEPA 2003 or in any employee share ownership plan approved under Schedule 8 FA 2000 or Chapter 6 Part 3 of ITEPA 2003, nor has a Group Company granted any options under Schedule 14 of FA 2000 or Chapter 9 Part 7 of ITEPA 2003.

26.31	All acquisitions of restricted securities or restricted interests in securities (within the meaning of section 423 of ITEPA 2003 in respect of which a Group Company is, has been or will be the employer, have been or will be the subject of a valid and full election under section 431(1) of ITEPA 2003 and all such elections already made have been retained by the relevant Group Company).

Groups of Companies

26.32	The execution of this Agreement, any matter contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Sale Reorganisation) and/or Completion will not result in any chargeable asset being deemed to have been disposed of and re-acquired by a Group Company for Tax purposes or to the clawback of any Relief previously given.

Transfer Pricing

26.33	All transactions or arrangements made by a Group Company with a related person (under applicable law as it relates to transfer pricing or its equivalent in any jurisdiction) have been made on arm’s length terms. No notice of enquiry has been made by any Tax Authority in connection with any such transactions or arrangements.

Secondary Liability

26.34	No Group Company is, nor (so far as the Seller is aware) is reasonably likely to become, liable for any Tax which is the primary liability of a person other than the relevant Group Company.

Anti-Avoidance and Criminal Finances Act

26.35	No Group Company has been a party to, nor has otherwise been involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or reducing a liability to Tax.

Diverted Profits Tax

26.36	So far as the Seller is aware, no Event has arisen which has given rise to a liability of the Company to tax provided for in Part 3 of the UK Finance Act 2015.

Research and Development

26.37	Each Group Company has complied in all material respects with the obligations imposed on it in respect of any research and development tax relief or research and development tax credits claimed by it.

Schedule 7
Limitation of Liability

Monetary Limit on Operational Warranties Claims

1.1	The Seller shall not be liable in respect of any individual Operational Warranties Claim (or series of Operational Warranties Claims arising from substantially the same facts or circumstances) unless the amount recoverable in respect of such Operational Warranties Claim (or series of Operational Warranties Claims) from the Seller exceeds EUR 106,185.

1.2	The Seller shall not be liable in respect of an Operational Warranties Claim unless and until the aggregate amount of all such Substantiated Claims against the Seller exceeds EUR 1,061,852, in which case the Seller’s liability shall be for the total amount of such Substantiated Claims and shall not be limited to the excess.

1.3	The aggregate liability of the Seller in respect of any claims made against it under this Agreement shall not in any circumstances exceed the amounts set out below (the “Claim Cap”):

(a)	in respect of Operational Warranties Claims other than the Warranties in parts 2 and 18 of Schedule 6 and Tax Claims, an amount equal to fifty per cent. (50%) of the Initial Consideration; and

(b)	in respect of Tax Claims, an amount equal to seventy five per cent (75%) of the Initial Consideration; and

(c)	in relation to all claims made against it under this Agreement (including all Operational Warranty Claims and Tax Claims), an amount equal to the Initial Consideration.

1.4	In this Schedule 7, “Substantiated Claims” means an Operational Warranties Claim for which the Seller is liable (whether on its own, as a contributory or otherwise), and which is admitted, settled without admission of liability, or proved or determined in a court of competent jurisdiction.

Time Limit for Claims

1.5	The Seller shall not be liable in respect of an Operational Warranties Claim or Tax Claim unless written notice of such Operational Warranties Claim or Tax Claim is served upon the Seller:

(a)	subject to Paragraph 1.5(b) of this Schedule 7, in the case of an Operational Warranties Claim, by not later than 5.00 p.m. on the date falling on the second anniversary of the Completion Date; and

(b)	in the case of a Tax Claim or a claim in respect of the Seller’s Fundamental Warranties, by not later than 5.00 p.m. on the date falling on the seventh (7th) anniversary of the Completion Date.

Disclosure

1.6	The Seller’s liability in respect of an Operational Warranties Claim or a Tax Warranty Claim shall be reduced to the extent that the circumstances or events giving rise thereto are Disclosed (including to the extent Disclosed in the Seller’s Disclosure Letter or in the Seller’s Supplemental Disclosure Letter provided that the Seller’s Supplemental Disclosure Letter shall only contain matters which have arisen or occurred after the date of this Agreement).

No Liability for Certain Events

1.7	The Seller’s liability in respect of an Operational Warranties Claim shall be reduced to the extent that:

(a)	the Operational Warranties Claim or the events giving rise to the Operational Warranties Claim would not have arisen but for an act, omission or transaction carried out at the request of or with the informed written consent of the Buyer prior to Completion;

(b)	the loss or damage giving rise to the Operational Warranties Claim is actually recovered by the Buyer’s Group under any policy of insurance; or

(c)	the Buyer had actual knowledge of the matter giving rise to such claim at the date of this Agreement and is actually aware that the Buyer would have a right to bring such a claim in relation thereto.

Changes on or after Completion

1.8	The Seller’s liability in respect of an Operational Warranties Claim shall be reduced to the extent that it arises, or is increased or extended by:

(a)	(whether in whole or in part) any decision of any court or tribunal or the passing or coming into force of or any change in any legislation, regulation, directive or requirement, any change in the interpretation or guidance of or relating to any of the foregoing, or any practice of any government, government department or agency or regulatory body, in each case made on and/or after Completion, whether or not having retrospective effect;

(b)	any change in the accounting reference date of the Buyer or any Group Company made on and/or after Completion;

(c)	any change in any accounting basis, policy, practice or approach of, or applicable to, any Group Company or any member of the Buyer’s Group, or any change in the way an accounting basis is adapted for Tax purposes (including increases in the rates of Tax), in each case, made on and/or after Completion, save where such change is required to comply with current accounting practices;

(d)	any cessation or winding up of, or any material change in, the nature or conduct of any business carried on by the Buyer or any Group Company, occurring on or after Completion, save where such change relates to or is a result of any circumstances which have given rise to a claim for breach of a Seller’s Fundamental Warranty or a Tax Claim;

(e)	any act, omission, transaction or arrangement carried out or effected on or after Completion by a Group Company or by, or at the request or with the approval of, the Buyer or any member of the Buyer’s Group (or any of their respective directors, officers, employees or agents);

(f)	any act or omission required by law other than acts or omissions required by law as a result of or arising from a fact, matter or circumstance that would constitute a breach of warranty; or

(g)	the implementation of any of the transactions under the terms of this Agreement.

Notice of Claims

1.9	The Buyer shall serve written notice to the Seller in respect of an Operational Warranties Claim as soon as reasonably practicable after the matter giving rise to such Operational Warranties Claim has arisen or after the Buyer ought reasonably to have realised that an Operational Warranties Claim would or could be made, specifying, in reasonable detail, the legal and factual basis of the Operational Warranties Claim, the evidence on which the Buyer relies and to the extent possible, the Buyer’s bona fide estimate of any alleged loss.

1.10	The Seller shall not be liable in respect of any Operational Warranties Claim (if it has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect of it have been issued and served on the Seller within nine (9) months after (and excluding) the date on which the initial notice of Operational Warranties Claim pursuant to Paragraph 1.9 of this Schedule 7 is served on the Seller.

Third Parties

1.11	These Paragraphs 1.11 and 1.12 of this Schedule 7 shall apply in circumstances where:

(a)	any claim is made against the Buyer’s Group which could reasonably be expected to give rise to an Operational Warranties Claim; or

(b)	the Buyer’s Group should reasonably be expected to be able to make recovery from some other person any sum in respect of any facts or circumstances by reference to which the Buyer has or should be reasonably expected to have an Operational Warranties Claim; or

(c)	the Seller has paid to the Buyer an amount in respect of an Operational Warranties Claim and subsequent to the making of such payment, the Buyer recovers from some other person a sum which is directly referable to that payment.

1.12	The Buyer shall:

(a)	in the case of Paragraphs 1.111.11(a) and 1.11(b) of this Schedule 7, prior to taking any action (other than the giving of notice pursuant to Paragraph 1.9 of this Schedule 7), against the Seller in respect of an Operational Warranties Claim (and subject to the Buyer being indemnified to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action), take all such action as the Seller may reasonably request in writing, including the institution of proceedings and the instruction of professional advisers approved in writing by the Seller to act on behalf of the Buyer to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Buyer as is referred to in Paragraph 1.11(a) of this Schedule 7 or to make such recovery by the Buyer as is referred to in Paragraph 1.11(b) of this Schedule 7, as the case may be;

(b)	subject to the Buyer being indemnified to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action, not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed; and

(c)	in the case of Paragraph 1.11(c) of this Schedule 7 only, repay to the Seller an amount equal to the amount recovered upon receipt or, if lower, the amount paid by the Seller to the Buyer less, in either case, any amount payable by the Buyer in respect of Tax on the amount recovered.

No Double Recovery

1.13	The Buyer shall be entitled to make more than one (1) Operational Warranties Claim arising out of the same subject matter, fact event or circumstances but shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage or deficiency, regardless of whether more than one Operational Warranties Claim arises in respect of it.

Unascertainable Claims

1.14	The Seller shall not be liable for any Operational Warranties Claim which arises by reason of a liability which, at the time when written notice of the Operational Warranties Claim is given to the Seller, is contingent only or is otherwise not capable of being quantified and the Seller shall not be liable to make any payment in respect of such Operational Warranties Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

Mitigation

1.15	The Buyer will take or procure the taking of all such reasonable steps as are required by law in order to mitigate any Operational Warranties Claim.

Fraud

1.16	None of the limitations contained in this Schedule 7 shall apply to any Operational Warranties Claim or Tax Claim that arises or is increased, or is delayed, as a result of, fraud, dishonesty, wilful misconduct or wilful concealment on the part of the Seller.

Schedule 8
Tax Covenant

1.	Tax Covenant

1.1	In this Schedule, unless expressly stated to the contrary, the following words and expressions shall have the meanings set out below:

“Accounts Relief”	means:

(a)	a Relief (including any right to a repayment of or in respect of Tax) which has been treated as an asset or has reduced a liability in the Accounts or Final Completion Statement; or

(b)	a Relief which has been taken into account in computing a provision for deferred Tax which appears in the Accounts or Final Completion Statement or which has resulted in no provision for deferred Tax being made in the Accounts or Final Completion Statement;

“Actual Tax Liability”	means any liability or increase in liability of a Group Company to make a payment of or in respect of Tax (or a payment on account of Tax);

“Auditors”	means the duly appointed auditors of the Group;

“Buyer’s Relief”	means any Relief arising at any time to the Buyer or to any member of the Buyer’s Group (other than a Group Company), and any Relief arising to any Group Company after the Completion Date or in respect of any Event or by reference to any period ending or any income, profits or gains earned, received or accrued after the Completion Date;

“Effective Tax Liability”	has the meaning given to it in Paragraph 1.2 of this Schedule 8;

“Event”	includes, without limitation, any act, omission, event, circumstance or transaction and includes, without limitation, the declaration or making of any distribution, the making of any loan, the acquisition or disposal of any asset, the making of any supply or payment, becoming or ceasing to be a member of any group or partnership or any other association for any purpose, the death of any individual, any change in the residence of any person for Tax purposes, the expiry of any period of time, the entering into and performance of this Agreement, satisfaction of any condition in this Agreement and Completion;

“ITEPA 2003”	means the Income Tax (Earnings and Pensions) Act 2003 (or the equivalent legislation in any other relevant jurisdiction);

“non-availability” (and derivative terms)	includes and relates to loss, reduction, modification, cancellation, nullification, disallowance, clawback, non-payment, non-availability (including non-availability ab initio) and non-existence;

“Notice of Claim”	has the meaning given to it in Paragraph 5.1 of this Schedule 8;

“Relevant Change”	has the meaning given to it in Paragraph 3.1(i)(iii) of this Schedule 8;

“Relevant Information”	has the meaning given to it in Paragraph 6.2 of this Schedule 8;

“Seller’s Representative”	means Neil Paramore;

“Straddle Period”	means the accounting period starting on or before Completion and ending after Completion;

“Tax Authority Action”	means any claim, notice, demand, assessment, determination, letter or other document issued or any other action taken by or on behalf of any Tax Authority, from which it appears that a Group Company has or may have a Tax Liability or for which the Buyer or any member of the Buyer’s Group has or may have a claim against the Seller for breach of the Tax Warranties;

“Tax Computations”	has the meaning given to it in Paragraph 6.1 of this Schedule 8;

“Tax Issue”	has the meaning given to it in Paragraph 5.1 of this Schedule 8; and

“Tax Liability”	means any Actual Tax Liability, Effective Tax Liability or other liability of any Group Company which is relevant for the purposes of this Schedule.

1.2	In this Schedule, “Effective Tax Liability” shall mean the following:

(a)	the non-availability in whole or in part of any Accounts Relief; and

(b)	the utilisation or set-off of any Buyer’s Relief or any Accounts Relief against any Tax or against income, profit or gains earned, accrued or received in circumstances where, but for such utilisation or set-off, an Actual Tax Liability would have arisen in respect of which the Seller would have been liable to the Buyer under this Schedule 8 disregarding any financial limitations in this Agreement.

1.3	The value of an Effective Tax Liability shall (for the purposes of the covenant set out in Paragraph 2 of this Schedule 8) be as follows:

(a)	Where the Effective Tax Liability involves the non-availability of any Accounts Relief:

(i)	if the Accounts Relief was not or is not a right to repayment of or in respect of Tax, the amount of Tax which (on the assumption that there are sufficient profits or Taxation liabilities against which to set-off the Accounts Relief, and on the basis of the rates prevailing at the date when the Accounts Relief is found to be unavailable) would have been saved but for the non-availability of the Accounts Relief; or

(ii)	if the Accounts Relief was or is a right to repayment of or in respect of Tax, the amount of the repayment which is not available.

(b)	Where the Effective Tax Liability involves the utilisation or set-off of a Buyer’s Relief or an Accounts Relief, the value of the Effective Tax Liability shall be the amount of Tax saved by such utilisation or set-off.

1.4	Any reference to income, profits or gains having been earned, accrued or received shall include where income, profits or gains are deemed or treated to have been earned, accrued or received for the purposes of the relevant Tax legislation of any relevant jurisdiction in question and any reference to the occurrence of any Event shall include where such Event is deemed (for the purposes of the relevant Tax legislation of any relevant jurisdiction in question) to have occurred or is treated as having occurred.

1.5	Any reference to something occurring in the “ordinary course of business” shall, without prejudice to the generality thereof, not include:

(a)	any Event which results in a Tax Liability of a Group Company where such liability is primarily chargeable against or attributable wholly or partly to any person other than that Group Company;

(b)	any scheme, arrangement or transaction which gives rise or may give rise to a tax liability under any anti-avoidance legislation or of which, or containing steps or stages of which, the main purpose, or one of the main purposes, was the avoidance, reduction or deferral of a liability to Tax or which gives rise to a duty to notify a Tax Authority under legislation introduced to counter tax avoidance;

(c)	anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any connected-party debt or a Group Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d)	an acquisition, disposal or supply of assets, goods, services or business facilities of any kind (including a loan of money or a letting, hiring or licensing of tangible or intangible property) for a consideration which is treated for Tax purposes as different from the actual consideration, or which gives rise to a liability to Tax on an amount larger than the difference between the sale proceeds and the value of that asset in the Accounts or Final Completion Statement or, in the case of an asset acquired since the Completion Date, the cost of that asset;

(e)	anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money or the hiring or licensing of intangible property) in a transaction which is not entered into on arm’s length terms; or

(f)	anything which involves or leads directly or indirectly to a change of residence of a Group Company for Tax purposes.

2.	Covenant

2.1	The Seller covenants that, subject to the provisions of this Schedule 8, the Seller shall be liable to pay to the Buyer an amount equal to:

(a)	the amount of any Tax Liability which arises by reference to an Event occurring or income, profits or gains earned, accrued or received on or before the Completion Date;

(b)	the value of any Effective Tax Liability;

(c)	any liability to Taxation which is the liability of another person (the “Primary Person”) for which a Group Company, the Buyer or any other member of the Buyer’s Group is liable in consequence of (i) the Primary Person failing to discharge such liability to Taxation and (ii) a Group Company at any time before the Completion Date being or having been treated as connected or associated with the Primary Person or being or having been treated as connected or associated with the same person as the Primary Person for any Tax purpose;

(d)	any liability of any Group Company to make any payment or repayment or to surrender any Accounts Relief or Buyer’s Relief, in each case to any party other than a Group Company, pursuant to group relief, group payment, tax consolidation or other tax grouping arrangements entered into before Completion;

(e)	any UK stamp duty (together with any associated interest and penalties) (such sum being recoverable from the Seller as a liquidated sum payable as a debt) where it is necessary for an instrument executed on or before Completion to be stamped in the UK in order to establish the title of any Group Company to any relevant asset (with “relevant asset” in this Paragraph 2.1(e) of this Schedule 8 referring to shares, stocks and marketable securities issued by a UK incorporated company, UK land and buildings, UK goodwill and any other asset situated in the UK) or where the enforcement or production of a document executed on or before Completion is necessary in any court or other civil legal proceedings in which a Group Company has an interest and where the stamping in the UK of that document is required by the court or other tribunal in order for such document to be admissible in those proceedings and that document relates to the transfer of a relevant asset;

(f)	any Tax Liability arising as a result of:

(i)	the acquisition of securities (or an interest in securities) by an employee or former employee of a Group Company; or

(ii)	any event which gave rise to an Actual Tax Liability on behalf of an employee or former employee of the Group Company under Part 7 of ITEPA 2003,

in each case pursuant to, or in connection with, a right granted, or a promise given, before Completion;

(g)	any Tax Liability arising as a result of, or in connection with, Part 7A of ITEPA 2003 where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or in accordance with a recommendation from, the Seller or for the benefit of the Seller or an associate of the Seller;

(h)	any Tax Liability arising as a result of, or in connection with, the Pre-Sale Reorganisation; and

(i)	all costs and expenses reasonably and properly incurred by the Buyer or a Group Company in connection with a successful claim brought against the Seller under this Schedule or in connection with the subject matter of such claim or in satisfying or settling any liability to Taxation in respect of which a claim is made under this Schedule, whether or not any Group Company is or may be entitled to claim reimbursement in respect of the matter from any person and whether or not the liability, cost or expense is or has been discharged.

2.2	Any payments made by the Seller under Paragraph 2.1 of this Schedule 8 shall (so far as possible) be treated as having been made by way of an adjustment to the consideration paid by the Buyer to the Seller under this Agreement (but the consideration paid to the Seller shall not be treated as being less than nil in consequence of the foregoing).

3.	Exclusions

3.1	The Seller shall not be liable in respect of a Tax Schedule Claim to the extent that:

(a)	a specific provision or reserve has been made in the Accounts or Final Completion Statement in respect of the relevant liability (excluding any provision or reserve made in respect of deferred taxation or that is noted in the Accounts or Final Completion Statement), or the payment or discharge of such liability has been taken into account in the Accounts or Final Completion Statement;

(b)	the relevant liability has been settled or discharged on or before the Completion Date without cost to the Buyer or any Group Company;

(c)	payment has already been made in respect of the relevant liability under this Schedule 8 or otherwise under this Agreement, or pursuant to a statutory right of recovery;

(d)	the relevant liability would not have arisen but for a voluntary act or transaction of any Group Company or the Buyer after Completion, in circumstances where the Buyer or any member of the Buyer’s Group or any Group Company knew or ought reasonably to have known that the act or transaction would give rise to the liability in question, other than an act or transaction which: (i) is in the ordinary course of business carried on by the relevant Group Company at Completion; or (ii) the relevant Group Company was legally committed to do under a commitment that existed on or before Completion; or (iii) is required to comply with any law, or any regulatory, financial reporting or accounting practice or requirement whether coming into force or existing before, on or after Completion; or (iv) could not reasonably have been avoided;

(e)	the relevant liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Group Company or the Buyer on or after Completion to make any claim, election, surrender or disclaimer the making, of which was taken into account in the preparation of the Accounts or Final Completion Statement and expressly notified as such to the Buyer within a reasonable amount of time in order for the Group Company or the Buyer to make such claim, election, surrender or disclaimer;

(f)	any Relief other than an Accounts Relief or a Buyer’s Relief is available and can be utilised (or is made available and can be utilised) at no cost to the relevant Group Company in order to eliminate or reduce (at no cost to any member of the Buyer’s Group) a liability of any Group Company to make an actual payment of Taxation, to the extent such liability to make an actual payment of Taxation would have arisen but for such Relief being or being made so available;

(g)	the relevant liability arises or is increased as a result only of any statutory change in the law of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal or amendment of any published extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part);

(h)	the relevant liability would not have arisen but for a voluntary change after Completion in the accounting policies employed by the Group Company in the preparation of its accounts (including any variation in the accounting bases upon which the Group Company values its assets) (other than a change made in order to comply with UK GAAP);

(i)	the relevant liability would not have arisen or would have been reduced but for:

(i)	a cessation of a trade carried on by the Group Company at Completion; or

(ii)	a change in the nature or conduct of a trade carried on by the Group Company at Completion; or

(iii)	the passing of a resolution for the voluntary winding up of the Group Company (“Relevant Change”),

in each case, where such Relevant Change has occurred after Completion and save where such Relevant Change has arisen in connection with or as a result of any matter that has given rise to a claim for breach of any Seller’s Warranty or any term of the Agreement.

4.	Date for payment

4.1	Where a Tax Schedule Claim involves the Buyer or a Group Company having a liability to make a payment to any Tax Authority, the Seller shall pay to the Buyer in cleared funds the amount claimed on or before the later of the fifth (5th) Business Day after demand is made for such payment and the second (2nd) Business Day before the date on which the amount in question is due and payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it.

4.2	Where a Tax Schedule Claim is in respect of the non-availability of a right to repayment of or in respect of Tax, the Seller shall pay to the Buyer in cleared funds the amount in question on the later of the fifth (5th) Business Day after demand is made for such amount to be paid and the fifth (5th) Business Day after the date on which the Tax or the amount in respect of Tax would have been repaid but for that non-availability.

4.3	Where a Tax Schedule Claim is in respect of the utilisation or set-off of a Relief, the Seller shall pay to the Buyer in cleared funds the amount in question on the later of the fifth (5th) Business Day after the date on which the Tax in question would have been due and payable (without any interest, penalty, fine or surcharge arising in respect of it) but for such utilisation or set-off on the fifth (5th) Business Day after demand is made for such amount to be paid.

4.4	Where a Tax Schedule Claim is in respect of a loss of an Accounts Relief (other than a right to repayment of or in respect of Tax), the Seller shall pay to the Buyer in cleared funds the amount claimed on or before the later of the second (2nd) Business Day before the date on which the Buyer or the relevant Group Company is due to pay (without any interest, penalty, fine or surcharge arising in respect of it) any Tax which it would not have had to pay but for the loss of the Accounts Relief on the fifth (5th) Business Day after demand is made for such amount to be paid.

4.5	Where the Seller is liable to make any payment under this Schedule, the date for the payment of which is not determined pursuant to the foregoing provisions of this Paragraph 4.5 of this Schedule 8, the Seller shall pay to the Buyer in cleared funds the amount in question on the fifth (5th) Business Day after demand is made for such amount to be paid.

5.	Conduct of claims

5.1	If the Buyer or a Group Company become aware of any Tax Authority Action or any other circumstance which gives or may give rise to a Tax Schedule Claim or a Tax Warranty Claim (including, without limitation, the preparation or submission of any notice, return, computation or assessment by or on behalf of a Group Company from which it appears that a Tax Liability is likely to arise) (a “Tax Issue”) the Buyer shall, or shall procure that a Group Company shall, as soon as reasonably practicable, give written notice (the “Notice of Claim”) of the Tax Issue to the Seller’s Representative but such notice shall not be a condition precedent to the liability of the Seller under this Schedule.

5.2	If the Seller’s Representative so requests in writing, the Buyer shall or shall procure that a Group Company shall supply the Seller’s Representative with such available and relevant details, documentation, correspondence and information and shall (subject to Paragraph 5.5 of this Schedule 8) take such action as the Seller’s Representative may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Tax Issue and any adjudication in respect of the Tax Issue provided that:

(a)	the Seller’s Representative shall not be entitled to require a Group Company to delegate the conduct of such action (or any part of it) to himself, the Seller or any agent or professional adviser of the Seller; and

(b)	the Seller shall first indemnify and (to the extent reasonably required by the Buyer taking into account the relative size of any potential liabilities and resources of and available to the Seller) secure any Group Company and the Buyer to the reasonable satisfaction of the Buyer against any loss, damages, reasonable costs, reasonable expenses and liabilities (including any additional Tax) which may be suffered or incurred as a consequence of any action taken in accordance with this Paragraph 5 of this Schedule 8 and shall put in place arrangements with which the Buyer, acting reasonably, is satisfied to ensure that the Seller pay all sums that may become due under this Schedule 8 in respect of the Tax Schedule Claim.

5.3	If the Seller’s Representative does not request the Buyer or a Group Company to take action pursuant to this Paragraph 5 of this Schedule 8 within twenty-one (21) days of the Notice of Claim being given, or the Seller fails to indemnify the Buyer or a Group Company concerned, or entered into arrangements, as provided for in Paragraph 5.2(b) of this Schedule 8 above in either case to the satisfaction of the Buyer and the relevant Group Company, the Buyer or a Group Company shall be free to pay or settle the Tax Issue on such terms as they may in their absolute discretion think fit without further reference to the Seller or the Seller’s Representative.

5.4	The Buyer shall keep the Seller’s Representative reasonably informed of the progress in settling the relevant Tax Issue and shall, as soon as reasonably practicable, forward or procure to be forwarded to the Seller’s Representative copies of (or the relevant parts of) all material correspondence pertaining to it.

5.5	The Buyer shall not be obliged to take or procure the taking of the following action:

(a)	agreeing to the settlement or compromise of any Tax Issue or any proposal for the same which is reasonably likely to materially adversely affect the future liability to Tax of a Group Company, the Buyer or any member of the Buyer’s Group;

(b)	contesting any Tax Issue before any tribunal, court or other appellate body unless, at the sole expense of the Seller, the Seller’s Representative obtains the written opinion of Tax counsel of appropriate relevant experience (and agreed with the Buyer, such agreement not to be unreasonably delayed or withheld) after disclosure of all relevant information and documents and having regard to all the circumstances, that on the balance of probabilities the action is more likely than not to succeed;

(c)	complying with any unreasonable instruction of the Seller’s Representative or taking any action or procuring the taking of any action which it reasonably considers (i) may affect the future liability to Tax of a Group Company, the Buyer or any member of the Buyer’s Group or (ii) may be prejudicial to the Tax, commercial or financial interests or the business of a Group Company, the Buyer or any member of the Buyer’s Group, or any person connected with them, or the normal administration and conduct of the Tax affairs of any Group Company, the Buyer or any member of the Buyer’s Group, or any person connected with them or any dealing they may have with a Tax Authority or (iii) is unreasonable or contrary to the legal obligations of a Group Company, the Buyer or any member of the Buyer’s Group, or any person connected with any of them or (iv) is not likely to result in a material reduction in the Seller’s liability pursuant to this Schedule 8; or

(d)	taking any action against any person who is at the time in question either an employee or director of any member of the Buyer’s Group, or any company that is at the time in question a member of the Buyer’s Group.

5.6	If it is alleged by any Tax Authority in writing, or there is any pending investigation or any Court judgment, that the Seller (at any time) or a Group Company (prior to the Completion Date) has committed any act or omission constituting fraud or gross negligence relating to any issue (including Tax), Paragraphs 5.2 to 5.5 of this Schedule 8 shall not apply and the Seller’s Representative shall cease to have any rights under those Paragraphs.

6.	Tax affairs

6.1	The Seller or its duly authorised agents or advisers shall, at the expense of the relevant Group Company, prepare or procure the preparation of the corporation or other corporate income tax computations and returns of all Group Companies for accounting periods ended on or before Completion which have not prior to the Completion Date been submitted (“Tax Computations”) and shall submit and agree such Tax Computations in accordance with the provisions of this Paragraph 6 of this Schedule 8.

6.2	The Seller’s Representative shall deliver to Buyer the for comments all Tax Computations, returns, documents or correspondence and full details of any information or proposal (“Relevant Information”) which it intends to submit to any Tax Authority in sufficient time before submission and shall take account of the reasonable comments of the Buyer and make such amendments to the Relevant Information as the Buyer may reasonably require prior to its submission to any Tax Authority.

6.3	The Seller’s Representative shall not and shall procure that no other person shall submit to any Tax Authority any Relevant Information or agree any matter with any Tax Authority where the Buyer has notified the Seller’s Representative that it reasonably considers that:

(a)	such Relevant Information or matter is not true, accurate and lawful in all respects; or

(b)	such Relevant Information or matter is reasonably likely to prejudice the amount of a future liability to Tax of a Group Company.

6.4	The Seller’s Representative shall deliver to the Buyer copies of any correspondence sent to, or received from, any Tax Authority relating to the Tax Computations and returns and shall keep the Buyer fully informed of its actions under this Paragraph 6 of this Schedule 8.

6.5	Subject to Paragraphs 6.2 to 6.4 of this Schedule 8, the Buyer shall or shall procure that:

(a)	a Group Company properly authorises and signs the Tax Computations;

(b)	a Group Company provides to the Seller’s Representative such information and assistance, including without limitation such access to its books, and records which may reasonably be required to prepare, submit, negotiate and agree the Tax Computations; and

(c)	any correspondence which relates to the Tax Computations shall, if received by the Buyer or a Group Company or their agents or advisers as soon as reasonably practicable be copied to the Seller’s Representative, provided that, in respect of any matter which gives or may give the Buyer a right to make a Tax Schedule Claim, the provisions of Paragraph 5 of this Schedule 8 with respect to appeals and the conduct of disputes shall apply instead of the provisions of this Paragraph 6 of this Schedule 8 and, provided further, that the Buyer shall not be obliged to procure that a Group Company makes any election, claim or surrender or provides any notice or withdraws or amends any election, claim, surrender or notice unless such making, provision, withdrawal or amendment was taken into account in the Accounts for the period to which such action relates and was expressly notified as such to the Buyer.

6.6	The Seller’s Representative shall use all reasonable endeavours to agree the Tax Computations as quickly as reasonably practicable and shall deal with all such matters promptly and diligently and within applicable time limits.

6.7	The Buyer shall (at its cost) have the responsibility for, and the conduct of, preparing, submitting, negotiating and agreeing with the relevant Taxation Authority, all outstanding corporation and other corporate income tax computations and returns of any Group Company for the Straddle Period.

6.8	The Buyer shall deliver to the Seller’s Representative copies of all material correspondence sent to, or received from, any Tax Authority insofar as it relates to the corporation and other corporate income tax computations and returns of a Group Company for the Straddle Period, to the extent that such correspondence relates to a period or event falling on or before Completion, delivery to be effected as soon as reasonably practicable after despatch, or as the case may be, receipt.

6.9	In relation to the Straddle Period, the Buyer shall, to the extent that such matters or correspondence relate to a period or event falling on or before Completion:

(a)	keep the Seller’s Representative fully informed of all material matters relating thereto and deliver to the Seller’s Representative copies of all material correspondence with Taxation Authorities relating thereto;

(b)	use as its advisers a firm of internationally recognised accountants (or such other advisers as the Seller’s Representative may agree, such agreement not to be unreasonably withheld or delayed) and take such advice from such advisers as is appropriate;

(c)	submit to the Seller’s Representative for comment all material correspondence and documents which it intends to submit to a Taxation Authority; and

(d)	reflect all reasonable comments of the Seller concerning the corporation and other corporate income tax computations and returns, documents or correspondence relating to the Straddle Period that are made in writing within twenty (20) days of the receipt of the corporation and other corporate income tax computations and returns, documents or correspondence by the Seller’s Representative.

6.10	The Buyer or its duly authorised agents shall have sole conduct of all corporation and other corporate income tax computations and returns and other Tax affairs of any Group Company in respect of all other accounting periods and shall be entitled to deal with such in any way in which it, in its absolute discretion, considers fit.

6.11	Neither the Seller nor the Buyer shall be entitled to take any action under the provisions of this Paragraph 6 of this Schedule 8 to the extent that it would change the allocation of liability of each party, or any Group Company, to Taxation or the entitlement of each party, or any Group Company, to or to use any relief from Taxation as set out in any Paragraph of this Schedule 8, including Paragraph 1 of this Schedule 8.

7.	Third party claims

7.1	If a Group Company or the Buyer is on or before the date which falls six (6) months after the seventh (7th) anniversary of Completion entitled to recover from another person (save to the extent that such entitlement is reflected in the Accounts or Final Completion Statement, and excluding recovery from any employee, key customer or supplier, Group Company or member of the Buyer’s Group) or a Tax Authority a sum in respect of any Tax Liability to which a Tax Schedule Claim relates and which has been satisfied in full by the Seller in cleared funds, the Buyer shall as soon as reasonably practicable give notice of such fact to the Seller’s Representative and if the Seller indemnifies the Buyer or as appropriate a Group Company (to the Buyer’s reasonable satisfaction) against any Tax that may be suffered on receipt of any payment and any charges, reasonable costs and expenses of the Buyer or as appropriate a Group Company in connection with taking the following action, the Buyer shall or shall procure that a Group Company shall take such action reasonably requested by the Seller’s Representative to enforce recovery against that person or Tax Authority, save where the Buyer reasonably considers that to do so may affect the future liability to Tax of a Group Company, the Buyer or any member of the Buyer’s Group, or otherwise may be materially prejudicial to the Tax, commercial or financial interests or the business of a Group Company, the Buyer or any member of the Buyer’s Group, or any person connected with them, or any dealing they may have with a Tax Authority or is unreasonable or contrary to the legal obligations of any of them or of any person connected with any of them or is not likely to result in a material recovery against that person or Tax Authority.

7.2	In the event that the Buyer recovers any sum referred to in Paragraph 7.1 of this Schedule 8 after taking any action at the request of the Seller’s Representative under that Paragraph, the Buyer shall as soon as reasonably practicable account to the Seller for the lesser of:

(a)	the sum recovered (including any interest or repayment supplement paid thereon) but net of any Tax thereon and the reasonable and proper costs and expenses of recovering the same; and

(b)	any amount paid by the Seller in respect of the Tax Liability giving rise to the relevant Tax Schedule Claim less any amount previously repaid to the Seller under any provision of this Agreement or otherwise.

8.	Grossing up

8.1	All sums payable by the Seller under this Schedule 8 shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding, unless the deduction or withholding is required by law, in which event the Seller shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the Buyer will equal the full amount that would have been received by it if no such deduction or withholding had been required, provided that this Paragraph 8.1 of this Schedule 8 shall not apply to any interest payable under this Agreement.

8.2	Where any payment is made to the Buyer under this Schedule and that sum is subject to a charge to Taxation in the hands of the Buyer, the sum payable shall be increased to such sum as will ensure that after payment of such Taxation the Buyer shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation.

8.3	Where, under the terms of this Schedule 8, one Party is liable to indemnify or reimburse another Party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT not otherwise recoverable by the other Party, subject to that Party using all reasonable endeavours to recover such amount of VAT as may be practicable.

8.4	If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes then, in addition to that payment, the payer shall pay, or if the reverse charge procedure applies account for, any VAT due, subject, unless the reverse charge procedure applies, to provision of a valid VAT invoice.

8.5	If the Buyer would, but for the availability of a Buyer’s Relief or an Accounts Relief, incur a charge to Taxation falling within Paragraph 8.2 of this Schedule 8 it shall be deemed for the purposes of that Paragraph to have incurred that charge.

9.	buyer’s covenant

9.1	The Buyer covenants with the Seller to promptly pay to the Seller an amount equal to any liability to Tax for which the Seller is liable as a result of the application of section 710 or 713 CTA 2010 or otherwise (together with any reasonable costs or expenses properly incurred by the Seller in connection with taking any successful action under this paragraph) but only in circumstances where the Tax is directly or primarily chargeable or attributable to the Group Company and arises:

(a)	in respect of income profits or gains earned, accrued or received in respect of any period after Completion; or

(b)	as a consequence of or by reference to the Group Company failing to discharge any Tax for which it is liable at any time after Completion where (and to the extent that) such Tax Liability arises in circumstances such that (but only to the extent that) the Buyer would not have been entitled to make a claim against the Seller under the Tax Covenant in respect of such Tax liability had it been paid by the Group Company.

9.2	A payment to be made by the Buyer under this paragraph 9 shall be made in cleared funds five days after written demand for such payment.

9.3	The provisions of paragraphs 3 (Exclusions), 4 (Date for payment), 5 (Conduct of Claims) and 8 (Grossing up) of this tax covenant shall apply in exactly the same manner to this paragraph.

Schedule 9

ASTRA APA

Schedule 10

TRANSACTION DOCUMENTS RELATING TO THE ASTRA CASION DIVISION

Schedule 11

AGREED FORM DOCUMENTS

Schedule 11
PROPERTY GUARANTEES